Exhibit 10.20

LEASE

BETWEEN

Arturo J. Gutierrez and John A. Cataldo,

Trustees of Auburn-Oxford Trust

u/d/t dated October 19, 1983

and recorded with the

Middlesex South Registry of the Land Court

as Document No. 652932

AND

Zoran Corporation,

a Delaware corporation.

FOR

 54,736 Square Feet

within One Wall Street

Burlington, Massachusetts

I N D E X

ARTICLE 1 - REFERENCE DATA		4

1.1	Subject Referred To	4
1.2	Exhibits	6

ARTICLE 2 - PREMISES AND TERM:		7

2.1	Premises	7
2.2	Term	7

ARTICLE 3 - CONSTRUCTION:		8

3.1	Initial Construction	8
3.2	Preparation of Premises for Occupancy	8
3.3	General Provisions Applicable to Construction	9
3.4	Representatives	10
3.5	Arbitration by Architects	10
3.6	Warranty of Landlord’s Work	10

ARTICLE 4 - RENT:		11

4.1	Rent	11
4.2	Operating Cost Escalation	11
4.3	Payments	19

ARTICLE 5 - LANDLORD’S COVENANTS:		19

5.1	Landlord’s Covenants during the Term	19
5.2	Interruptions	22

ARTICLE 6 - TENANT’S COVENANTS:		23

6.1	Tenant’s Covenants during the Term	23

ARTICLE 7 - CASUALTY AND TAKING:		31

7.1	Casualty and Taking	31
7.2	Reservation of Award	31
7.3	Additional Casualty Provisions	32

I N D E X

(Continued)

ARTICLE 8 - RIGHTS OF MORTGAGEE:		33

8.1	Priority of Lease	33
8.2	Limitation on Mortgagee’s Liability	33
8.3	Mortgagee’s Election	33
8.4	No Prepayment or Modification, etc.	33
8.5	No Release or Termination	34
8.6	Continuing Offer	34
8.7	Mortgagee’s Approval	34
8.8	Submittal of Financial Statement	35

ARTICLE 9 - DEFAULT:		35

9.1	Events of Default	35
9.2	Tenant’s Obligations After Termination	36

ARTICLE 10 - MISCELLANEOUS:		37

10.1	Titles	37
10.2	Notice of Lease	37
10.3	Relocation	37
10.4	Notices from One Party to the Other	37
10.5	Bind and Inure	38
10.6	No Surrender	38
10.7	No Waiver, etc.	38
10.8	No Accord and Satisfaction	38
10.9	Cumulative Remedies	38
10.10	Partial Invalidity	39
10.11	Landlord’s Right to Cure	39
10.12	Estoppel Certificate	40
10.13	Waiver of Subrogation	40
10.14	Brokerage	40
10.15	Covenants Independent	40
10.16	Access	40
10.17	Entire Agreement	41
10.18	Governing Law	41
10.19	Additional Representations	41
10.20	Signage	41

ARTICLE 11 - SECURITY:		42

Date of Lease Execution:  February  8, 2007

REFERENCE DATA

1.1           SUBJECTS REFERRED TO:

Each reference in this Lease to any of the following subjects shall incorporate the data stated for that subject in this Section 1.1.

Landlord:	Arturo J. Gutierrez and John A. Cataldo,
as Trustees of Auburn-Oxford Trust u/d/t
dated October 19, 1983 and recorded with
Middlesex South Registry District of the
Land Court as Document No. 652932

Managing Agent:	The Gutierrez Company

Landlord’s and Managing Agent’s	Burlington Office Park
Address:	One Wall Street
Burlington, Massachusetts 01803

Landlord’s Representative:	John A. Cataldo

Tenant:	Zoran Corporation, a Delaware corporation

Tenant’s Address (for Notice &
Billing):	1390 Kifer Road
Sunyvale, CA 94086
Attn: Shungo Goto, Corporate Controller

Tenant’s Representative:	Lori Johnson, Senior HR Director

Building:	One Wall Street, Burlington, Massachusetts

Premises:	Entire third Floor and a portion of fourth
Floor, as depicted on Exhibit A and subject
to expansion under Exhibit L, and subject to
the exclusions set forth in Section 2.1.

Rentable Floor Area of Tenant’s Premises:	54,736 Rentable Square Feet.

Total Rentable Floor Area of the
Building:	192,000 Rentable Square Feet

Scheduled Term Commencement Date:	August 1, 2007

Term Commencement Date:	Per Section 2.2.

Outside Delivery Date:	Per Section 3.2

Term Expiration Date:	The last day of the tenth (10th) Year (as
defined below) following the Term
Commencement Date, subject to extension
in accordance with Exhibit F or earlier
termination pursuant to Exhibit K.

Term:	The “Initial Term” shall mean the period of
approximately ten (10) years commencing
on the Term Commencement Date and
ending on the original Term Expiration
Date. The Initial Term is subject to
extension in accordance with Exhibit F or
earlier termination pursuant to Exhibit K.
The Initial Term, as the same may be
extended or earlier terminated herein, is
referred to as the “Term”.

Rent Commencement Date:	The date that is the later of (i) November 1,
2007, or (ii) the date ninety (90) days after
the Term Commencement Date.

Fixed Rent (excludes tenant electricity):	Years 1 - 3: $1,231,560.00/Year;
$102,630.00/Month;
$22.50/RSF
(subject, however, to Section 4.1)

Years 4-7: $1,286,296.00/Year;
$107,191.33/Month;
$23.50/RSF

Years 8-10: $1,341,032.00/Year;
$111,752.67/Month;
$24.50/RSF

As used herein, the first “Year” shall
commence on the Term Commencement
Date and (if such date does not occur on the
first day of the month) shall include the
balance of any partial calendar month in
which the first anniversary of the Term
Commencement Date occurs, and each

subsequent Year shall mean each successive
twelve (12) calendar month period thereafter.

Estimated Cost of Electrical Service to
Tenant’s Space (Excluded from Fixed Rent):	$1.00 per rentable square foot -
Payable by Tenant pursuant to Exhibit D,
Paragraph IX

Base Year Operating Costs:	The amount of Operating Costs for the
calendar year ending December 31, 2008
(the “Base Year”), grossed up to reflect
95% occupancy in accordance with
Section 4.2.

Security Deposit:	$102,630.00 per Article 11 hereof.

Guarantor:	None

Permitted Uses:	General Office, Computer Laboratory,
Research and Development, and shipping
and receiving, and other lawful uses that are
ancillary and accessory thereto

Real Estate Broker(s):	Richards, Barry Joyce & Partners, LLC and
Studley, Inc.

Public Liability Insurance -
Bodily Injury and Property Damage:	Each Occurrence: $1,000,000
Aggregate: $2,000,000

Special Provisions:	Option to Extend (per Exhibit F)
Rent Abatement (per Section 4.1)
Right to Terminate (per Exhibit K)
Right of First Refusal (per Exhibit L)

1.2           EXHIBITS

The Exhibits listed below in this Section are incorporated in this Lease by reference and are to be construed as part of this Lease:

EXHIBIT A	Plan Showing Tenant’s Space
EXHIBIT B	Estoppel Certificate
EXHIBIT C	Preliminary Plans and Outline Specifications of Landlord’s Work
EXHIBIT C-1	List of Landlord’s Work (Base Building)
EXHIBIT C-2	Additional Work

EXHIBIT C-3	Zoran Relocation Project Schedule
EXHIBIT D	Landlord’s Services
EXHIBIT E	Rules and Regulations
EXHIBIT F	Option to Extend
EXHIBIT G	Notice of Lease
EXHIBIT H	Definition of Market Rent
EXHIBIT I	Letter of Credit Form
EXHIBIT J	Form of SNDA
EXHIBIT K	Right to Terminate
EXHIBIT L	Right of First Refusal

ARTICLE 2

PREMISES AND TERM

2.1           PREMISES

Subject to and with the benefit of the provisions of this Lease, Landlord hereby leases to Tenant, and Tenant leases from Landlord, the Premises.  The Premises exclude the exterior faces of exterior walls, the common facilities area and building service fixtures and equipment serving exclusively or in common other parts of the Building.

Tenant shall have, as appurtenant to the Premises, the right to use in common with others entitled thereto, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice (provided such reasonable rules do not materially increase Tenant’s obligations or diminish Tenant’s rights under this Lease):  (a) the common areas and  facilities included in the Building or on the parcel of land (the “Lot”) on which the Building is located, including, without limitation, a fitness center, locker rooms (including shower facilities) and a cafeteria, and within Burlington Office Park I (the “Park”) and all means of access to and from the Premises and the Building to the common areas and facilities, including without limitation the service, loading and parking areas (i.e., having a ratio of approximately 3.0 cars per 1,000 rentable square feet), all sidewalks, roads, driveways and the like, to the extent from time to time designated by Landlord; and (b) the Building service fixtures and equipment serving the Premises.  Without limiting the generality of the foregoing, Tenant may use the internal building fire stairs for access to and from the floors on which the Premises are located and (subject to the provisions of Article 3) may install, at Tenant’s sole cost, security access equipment to permit entry by its employees from the fire stairs into the Premises, subject to Landlord’s reasonable approval.

Landlord reserves the right from time to time, without unreasonable interference with Tenant’s occupancy and use of the Premises or use of the common areas and facilities of the Building and the Park, (a) to install, repair, replace, use, maintain and relocate for service to the Premises and to other parts of the Building or either, building service fixtures and equipment wherever located in the Building, and (b) to alter or relocate any other common facility provided that substitutions are substantially equivalent or better.  Landlord’s exercise of the foregoing rights shall not materially increase Tenant’s obligations or diminish Tenant’s rights hereunder, or materially interfere with Tenant’s parking rights.

2.2           TERM

To have and to hold for a period (the “Term”) commencing two (2) business days after the Premises are Ready for Occupancy as provided in Section 3.2 (said date being hereafter referred to as the “Commencement Date” or the “Term Commencement Date”) and continuing until the Term Expiration Date, unless sooner terminated as provided in Section 3.2, Section 7.1, Article 9, or in Exhibit K, or extended as provided in Exhibit F.  Notwithstanding anything to the contrary contained in this Lease, in no event shall Tenant be obligated to pay Fixed Rent prior to the Rent Commencement Date, even if the Commencement Date has occurred prior to the Scheduled Term Commencement Date.

ARTICLE 3

CONSTRUCTION

3.1           INITIAL CONSTRUCTION

Landlord shall, at its sole cost and expense, cause (a) certain leasehold improvements to be substantially completed in the Premises in accordance with the preliminary plans and outline specifications, which plans and specifications are attached hereto as Exhibit C and made a part hereof and (b) certain other improvements to be made as set forth in Exhibit C-1 attached hereto and made a part hereof (collectively, all such work under clauses (a) and (b) is referred to herein as “Landlord’s Work”) prior to the Scheduled Term Commencement Date set forth in Section 1.1 hereof.  All of the Landlord’s Work shall be performed by Landlord’s general contractor, Gutierrez Construction Co., Inc. (“GCCI”).  Any additional work beyond the Landlord’s Work (“Additional Work”) requested by Tenant shall be performed by Landlord, at Tenant’s expense, in an amount equal to the incremental additional direct cost to GCCI of the Additional Work (exclusive of any GCCI fees or general conditions) plus a mark-up of six (6%) percent of such direct cost.  In no event shall any Additional Work be a condition of substantial completion of Landlord’s Work as hereafter provided in Section 3.2, to the extent the same would delay the schedule for completing Landlord’s Work.  Landlord acknowledges that (i) Tenant may include one or more of the items of Additional Work listed on Exhibit C-2 attached hereto, (ii) that the same shall not delay the schedule, provided that Landlord is notified in writing on or before the Tenant’s Plan Submission Deadline which item(s) Tenant wishes to include and provides Landlord all relevant necessary information relating thereto prior to such time and (iii) that the same may remain in the Premises at the expiration or earlier termination of the Term.

In connection therewith, ADD Inc. (“Tenant’s Architect”) shall, on Tenant’s behalf and at Tenant’s expense but subject to the allowance set forth below, prepare a set of design development control documents (as described hereafter) (the “Tenant’s Plans”) incorporating the preliminary plans and specifications attached hereto as Exhibit C for Landlord’s review and approval on or before March 19, 2007 (the “Tenant’s Plan Submission Deadline”).  The parties shall review and approve Tenant’s Plans, each acting diligently and in good faith, and shall initial the development control plans upon approval by both parties.  Landlord’s review and approval of Tenant’s Plans shall not be unreasonably withheld, conditioned or delayed, and Landlord shall provide comments on or an approval of Tenant’s Plans within five (5) business days after the date that such Tenant’s Plans are first submitted to Landlord for Landlord’s review and approval and within three (3) business days after the date that any revisions to Tenant’s Plans are submitted to Landlord for Landlord’s review and approval.  Landlord’s failure to provide comments within such time periods shall be deemed Landlord’s approval of Tenant’s Plans.  Landlord hereby agrees to provide Tenant with an allowance equal to $21,500 to be applied by Tenant towards the cost of having Tenant’s Architect prepare and complete the Tenant’s Plans.  Such reimbursement shall be made by Landlord to Tenant within 20 days after receipt of an invoice therefore containing reasonable back-up documentation evidencing same.  Upon final approval of Tenant’s Plans, Landlord shall, at its expense, utilize the final, approved Tenant’s Plans to produce the final set of construction plans and specifications necessary to price the cost of Landlord’s Work (collectively, the “Construction Documents”), which shall be consistent in all respects with the final approved Tenant’s Plans.  Landlord shall provide Tenant with copies of the complete set of the Construction Document promptly upon completion thereof for Tenant’s review and approval, and Tenant shall provide any comments on the Construction Documents within five (5) business days after the date that such Construction Documents are first submitted to Tenant for Tenant’s review and approval and within three (3) business days after the date that any revisions to the Construction Documents are submitted to Tenant for Tenant’s review and approval.  Any failure by Tenant to provide comments within such time periods shall be deemed to be a Tenant Delay.  The final, approved Construction Documents shall replace the preliminary set of plans and outline specifications attached hereto as Exhibit C, whereupon said final set of Construction Documents shall be known and referred to hereunder as the “Landlord’s Plans.”  Tenant may thereafter submit change orders to the Landlord’s Plans, which Landlord shall review and approve in accordance with the foregoing procedures (i.e., within five (5) business days for any submission and three (3) business days for any revisions), and Landlord’s response shall advise Tenant of any anticipated cost increases (or decreases in which case an appropriate credit shall be given to Tenant) or Tenant Delay associated with such change order.  Landlord shall not charge any costs to Tenant for the review of plans or management or oversight of the design process.

All Tenant improvements, changes and additions shall be part of the Premises and shall remain therein at the end of the Term, except that Tenant’s business fixtures, equipment and personal property (which shall include, without limitation, Tenant’s demountable partitions, business equipment, and telephone or computer systems, but exclude telephone and computer systems wiring) shall remain the property of Tenant and shall be removed at the expiration of the Term.  Tenant agrees to repair, at its sole cost and expense, any damage to the Premises caused by any such removal by Tenant in accordance with this paragraph.

3.2           PREPARATION OF PREMISES FOR OCCUPANCY

Landlord agrees to use reasonable good faith efforts to have the Premises Ready for Occupancy on or before the Scheduled Term Commencement Date, which shall, however, be extended for a period equal to that of any delays due to (i) Acts of God, (ii) changes in governmental regulations, (iii) casualty, (iv) strike or other such labor difficulties, (v) unusual weather conditions, (vi) unusual scarcity of or inability to obtain supplies, parts or employees to furnish such services, or (vii) other acts reasonably beyond Landlord’s, Tenant’s or GCCI’s (or its subcontractor’s) reasonable control, but in no event shall the term include economic or financing difficulties or failure by GCCI or its subcontractors to perform its obligations in a timely manner except to the extent caused by any of the foregoing (i) — (vii) above (each, a “Force Majeure Delay”), or any Tenant Delay.  Landlord acknowledges its sole responsibility for causing the existing tenant (Cooper) on the 3rd floor to vacate such space in order to perform the Landlord’s Work by the Scheduled Term Commencement Date, and any delay in such tenant’s departure shall not be deemed a Force Majeure Delay.  Landlord shall promptly notify Tenant of the occurrence of any Force Majeure Delay or Tenant Delay.  For purposes of this Lease, a “Tenant Delay” shall mean any one of the following:  (i) changes requested by Tenant to Landlord’s Plans to the extent such changes actually delay the date on which the Premises shall be deemed Ready for Occupancy (as defined below); (ii) Tenant’s failure to comply with any of its obligations under this Lease, including a delay without limitation in providing the

Tenant’s Plans to Landlord, provided such failure delays the completion of Landlord’s Work; (iii) a written request by Tenant to stop work, or (iv) the specification of any materials or equipment comprising the Landlord’s Work with lead times that, given the Tenant’s Plan Submission Deadline, make it unreasonable for Landlord to substantially complete Landlord’s Work by the Scheduled Term Commencement Date provided that Landlord notifies Tenant of the expected delay due to such long-lead items in its approval of Tenant’s Plans.

The Premises shall be deemed ready for occupancy (“Ready for Occupancy”) on the earlier of:

(a)                                  the date on which Tenant occupies all of the Premises for its operations for the regular conduct of its business (which shall not be deemed to have occurred by virtue of Tenant’s installation or testing of computers, equipment, furniture, or other personal property); or

(b)                                 the date on which all of the following have occurred:  (i) the Landlord’s Work is substantially completed in compliance with Landlord’s Plans as certified by Landlord’s contractor and architect, except for punch list items which do not interfere with Tenant’s use of the Premises for its operations, and Landlord has obtained a Certificate of Occupancy (temporary or final) for the Premises and has provided Tenant with a copy thereof; provided, however, that if Landlord is unable to substantially complete construction by the Scheduled Term Commencement Date due to any Tenant Delay, then the Premises shall be deemed substantially completed on the date the Premises would have been completed, but for a Tenant Delay, subject to Tenant’s right to dispute the same as hereinafter provided; (ii) Landlord has delivered legal possession of the Premises and the Landlord’s Work to Tenant, with the Building, Premises and exterior areas in good operating condition and free and clear of debris and ready for Tenant’s use and occupancy; (iii) Tenant has had a reasonable period of time (consistent with the periods of time more particularly set forth in the Zoran Relocation Project Schedule on the attached Exhibit C-3) for early access to the Premises prior to the Commencement Date for the purposes set forth in the next grammatical paragraph below; and (iv) Landlord has obtained all approvals and permits from the appropriate governmental authorities required for the legal occupancy of the Premises and the Landlord’s Work.  Landlord and Tenant acknowledge and agree that the schematic plans attached hereto as Exhibit C shall be deemed replaced by final plans and construction documents when finally approved by Landlord and Tenant pursuant to Section 3.1.

During the construction period, Landlord shall hold weekly job meetings with GCCI and Tenant may have one or more representatives present at such meetings.  Tenant (including its contractors, agents or employees) shall have access to the Premises prior to the Commencement Date for purposes of telephone/data cabling, installation of security systems, installation of modular furniture, computer equipment and related data center equipment, wiring, and other purposes reasonably approved by Landlord, provided that (i) Tenant’s contractors, agents or employees work in a harmonious labor relationship with GCCI, (ii) reasonable prior notice is given to GCCI (if such entry is not made in accordance with the Zoran Relocation Project Schedule), and (iii) no work, as reasonably determined by Landlord, shall be done or fixtures or equipment installed by Tenant in such manner as to unreasonably interfere with any work being done by or for Landlord on the Premises.  During the period of such entry into the Premises by Tenant prior to the Commencement Date, no Fixed Rent, additional rent or other charges shall accrue or be payable, but otherwise such entry by Tenant shall be subject to all the terms, covenants and conditions contained in this Lease, other than terms that are inapplicable to or inconsistent with a non-exclusive entry into the Premises by Tenant for the foregoing installation and set-up purposes.

If the Premises are not Ready for Occupancy on or before the Outside Delivery Date (as defined below) for whatever reason, Tenant may (i) cancel this Lease at any time thereafter while the Premises are not deemed Ready for Occupancy by giving notice to Landlord of such cancellation which shall be effective ten (10) days after such notice, unless within such ten (10) day period Landlord delivers the Premises Ready for Occupancy, in which event such notice of cancellation shall be rendered null and void and of no further force or effect, or (ii) enforce Landlord’s covenants to construct the Premises in accordance with the terms of this Lease.  In the event the Premises are not Ready for Occupancy on or before the Outside Delivery Date and the parties mutually agree on a revised schedule for Landlord to substantially complete Landlord’s Work by a revised Outside Delivery Date, then Tenant shall also have the right to terminate this Lease if Landlord fails to substantially complete the Premises within such additional period of time.  In the event Landlord’s Work is not substantially completed on or before such date which is thirty (30) days beyond the Scheduled Term Commencement Date (as extended for the period of any Tenant Delay and/or Force Majeure Delay), then the Fixed Rent shall be abated by one day after the Rent Commencement Date for each day of such delay beyond expiration of said thirty (30) day period.  The foregoing rights shall be the Tenant’s sole remedy at law or in equity for Landlord’s failure to have the Premises Ready for Occupancy as required hereunder.

For purposes hereof, the “Outside Delivery Date” shall be deemed to refer to that certain date which is sixty (60) days following the Scheduled Term Commencement Date, as such date may be extended for a period equal to that of (i) any Force Majeure Delay (not to exceed a total of sixty (60) days), or (ii) the number of days of any Tenant Delay.

Landlord and Tenant agree to resolve any disputes under this Article 3 pursuant to the provisions of Article 3.5 hereof, unless the parties agree otherwise.

3.3           GENERAL PROVISIONS APPLICABLE TO CONSTRUCTION

All construction work required or permitted by this Lease, whether by Landlord or by Tenant, shall be done in a good and workmanlike manner and in compliance with all applicable laws and all lawful ordinances, regulations and orders of governmental authority and insurers of the Building.  Either party may inspect the work of the other at reasonable times.  Landlord and Tenant shall perform a walk-through of the Premises at a mutually convenient time prior to the substantial completion date, and Landlord shall promptly thereafter provide Tenant with a draft punchlist for review and comment.  Tenant shall give Landlord notice of any incomplete or defective items in the Landlord’s Work that are observed by Tenant (including, without limitation, punch list items, which shall be added to Landlord’s punchlist) within thirty (30) days after the Commencement Date, and Landlord shall diligently cause such items to be completed within thirty (30) days after such notice.  If Tenant shall not have identified any uncompleted items within thirty (30) days after receipt of a certificate by a licensed architect or registered engineer (as to either, not affiliated with Landlord) stating that all required work has been completed, such certificate shall be conclusive evidence that Landlord has performed all such obligations except for items stated in such certificate to be incomplete or not in conformity with such requirements, and punch list items of which Tenant has notified Landlord and Landlord has not yet completed.  Tenant shall give notice to Landlord of any other incomplete or defective items thereafter observed no later than the end of the standard one-year warranty period for Landlord’s Work under Landlord’s construction contract with GCCI, and after receipt of such notice Landlord shall diligently cause any such items to be corrected in accordance with Section 3.6.

3.4           REPRESENTATIVES

Each party authorizes the other to rely in connection with their respective rights and obligations under this Article 3 upon approval and other actions on the party’s behalf by Landlord’s Representative in the case of Landlord or Tenant’s Representative in the case of Tenant or by any person designated in substitution or addition by notice to the party relying.

3.5        ARBITRATION BY ARCHITECTS

Whenever there is a disagreement between the parties with respect to construction by Landlord of Landlord’s Work, such disagreement shall be definitively determined by the following procedure: Each of Landlord and Tenant shall appoint one (1) architect, such two (2) architects will then (within five (5) days of their appointment) appoint a third architect licensed in the Commonwealth of Massachusetts with not less than ten (10) years experience.  Each architect shall establish within ten (10) days of their appointment the matter in dispute.  In case of any dispute with respect to dollar amounts or lengths of time or dates such as the date of Substantial Completion, the dollar amount or length of time or date shall be the average of the two closest determinations by the three (3) architects, with the determination of the architect which was not closest to another architects’ determination excluded from such calculation.  In case of any dispute not involving dollar amounts or lengths of time or dates (i.e. the approval of plans) the determination by at least two (2) of the three (3) architects shall be required in order to resolve the matter in dispute.  Landlord and Tenant shall each bear the cost of the architect selected by them respectively and shall share equally the cost of the third architect.  During such arbitration period, the parties agree to cooperate with one another so as to proceed with construction and with their respective obligations hereunder in a timely manner.  Each determination under this Section 3.5 shall be binding upon Landlord and Tenant.

3.6                       WARRANTY OF LANDLORD’S WORK

Notwithstanding anything to the contrary contained in this Lease, Landlord hereby warrants and guarantees, at Landlord’s sole cost and expense, that the Landlord’s Work shall be free from defects in workmanship and materials for a period of one (1) year after the Term

Commencement Date.  Upon expiration of said one (1) year period, Landlord shall assign to Tenant any and all warranties and guarantees with respect to Landlord’s Work and, to the extent that any such warranties and guarantees are not assignable, Landlord agrees to enforce the same for the benefit of Tenant, at Tenant’s sole cost and expense.  Tenant shall not be responsible to pay for any such warranties of less than one (1) year duration or enforcement by Landlord against its own employees or against Gutierrez Construction Co., Inc., or against any of its other affiliates (including their respective employees).  Landlord agrees to repair, at its sole cost and expense, any latent defects in Landlord’s Work promptly after receipt of notice therefrom from Tenant, provided that such notice from Tenant is received by Landlord within said one (1) year period.  In connection therewith, Tenant shall notify Landlord promptly after it becomes aware of any such defects.  Any repairs or replacements or alterations to Landlord’s Work after said initial one (1) year period shall be chargeable to Tenant in accordance with and subject to the provisions of Section 4.2 hereof.

ARTICLE 4

RENT

4.1           RENT

Tenant agrees to pay, without any offset or reduction whatever, Fixed Rent equal to 1/12th of the annual Fixed Rent set forth in Section 1.1 hereof in equal installments in advance on or before the first day of each calendar month included in the Term; and for any portion of a calendar month at the beginning or end of the Term, at the rate payable for such portion in advance.  The term “Rent” shall at all times be used herein to mean Fixed Rent plus additional rent or other sums of money payable under the Lease (including, without limitation, Section 4.2 hereof and electricity pursuant to Exhibit D, Paragraph IX hereof).

Notwithstanding the foregoing and anything to the contrary in Section 1.1, (a) no monthly Fixed Rent shall be due for the Premises from and after the Term Commencement Date through the day immediately preceding the Rent Commencement Date (the “Free Rent Period”) (b) during the Free Rent Period, Tenant shall pay to Landlord additional rent equal to (i) the costs of electricity used in the Premises under Exhibit D, paragraph IX, during the Free Rent Period, plus (ii) the costs of supplying HVAC and cleaning services to the Premises during the Free Rent Period [as set forth on Exhibit D], currently estimated at $.42/RSF per month for the items referenced in clauses (i) and (ii) above and (c) Tenant’s obligation to pay Fixed Rent shall be phased in at the following rates, regardless of Tenant’s occupancy of space:

Year 1 (for the portion of Year 1 following the Rent Commencement Date):

$900,000/Year; $75,000/Month; $22.50/RFF based on 40,000 RSF

Year 2:                    $1,012,500.00/Year; $84,375.00/Month; $22.50 based on 45,000 RSF

Year 3:                    $1,231,560.00/Year; $102,630.00/Month; $22.50/RSF based on 54,736

If Tenant shall at any time during the Free Rent Period materially default under this

Lease beyond any applicable notice and cure period, then Tenant’s abatement hereunder shall cease and Tenant shall immediately pay to Landlord all sums abated hereunder.

4.2                                                         OPERATING COST ESCALATION

With respect to each Fiscal Year (as defined below) of the Term commencing on or after January 1, 2009, Tenant shall pay to Landlord, as additional rent, Tenant’s share of the Operating Cost Escalation (as defined below), if any, on or before the thirtieth (30th) day following receipt by Tenant of Landlord’s Statement (as defined below).  As soon as practicable after the end of each such Fiscal Year during the Term and after Lease termination, Landlord shall render a statement (“Landlord’s Statement”) in reasonable detail and according to usual accounting practices certified by Landlord and showing for the preceding Fiscal Year or fraction thereof, as the case may be, Landlord’s Operating Costs (as defined below) and Tenant’s share of the Operating Cost Escalation.

“Landlord’s Operating Costs” shall include all commercially reasonable expenses of operating, repairing, and maintaining the Building and the Lot, including without limitation:  real estate taxes on the Building and Lot; installments and interest on assessments levied on the Building or Lot for public betterments or public improvements; expenses of any proceedings for abatement of taxes and assessments with respect to any Fiscal Year or fraction of a Fiscal Year; premiums for insurance in commercially reasonable amounts, coverages, and deductibles; compensation and all fringe benefits, workmen’s compensation, insurance premiums and payroll taxes paid by Landlord to, for or with respect to all persons engaged in the operating, maintaining, or cleaning of the Building and Lot; water, sewer, gas, telephone and the electricity to operate the base building heating, ventilating, air conditioning systems, elevators and parking lot lighting, and other utility charges not billed directly or to tenants by Landlord or the utility companies (the cost for the electricity consumed by the tenant for interior lighting, plugs, equipment, supplemental air conditioning and fixtures in shall be billed monthly to Tenant by Landlord as set forth in Paragraph IX of Exhibit D, and the cost of electricity for such services provided to other tenants shall not be included in Operating Costs); costs of building and cleaning supplies and equipment (including rental); cost of maintenance, cleaning and repairs; cost of snow plowing or removal, or both, and care of landscaping; payments to independent contractors under service contracts for cleaning, operating, managing, maintaining and repairing the Building and Lot (which payments may be to affiliates of Landlord provided the same are at reasonable rates consistent with the type of occupancy and the services rendered and are consistently applied in the Base Year and future years); the Building’s pro rata share (i.e. 68.84% as hereinafter provided) of the cost of operating, maintaining and repairing the common areas and facilities within the Park (such as, but not limited to, snow plowing, sanding, sand removal, lot sweeping, landscaping, common area and street lighting, and management); and all other reasonable and necessary expenses paid in connection with the operation, cleaning, maintenance, and repair of the Building and Lot, or either, and properly chargeable against income.   If Landlord (i) installs a new, used or replacement capital item for the purposes of reducing Landlord’s Operating Costs, or otherwise improving the efficiency of the Building (such that the annual cost savings exceed the annual amortized cost of such capital item as set forth below), or (ii) is required to perform capital repairs or replacements or to install capital items in order to comply with changes in applicable law first effected after the Commencement Date (each a

“Capital Item”), the costs thereof as reasonably amortized by Landlord over their useful life in accordance with generally accepted accounting principles, consistently applied, with legal interest (not to exceed seven percent (7%) per annum) (“Agreed Interest Rate”) on the unamortized amount, shall be included in “Landlord’s Operating Costs”.  Landlord agrees that all of such services to be included in Landlord’s Operating Costs shall be obtained by Landlord at commercially reasonable, competitive market rates consistent with the operation and management of comparable “Class A” office buildings in the suburban Boston area.

Notwithstanding anything to the contrary contained herein, in no event shall Landlord’s Operating Costs include (nor shall Tenant have any obligation to pay any Operating Cost Escalation on account of) the following:

(a)                                  Costs, expenses and fees relating to solicitation of, advertising for and entering into leases and other occupancy arrangements for space in the Park, including but not limited to legal fees, space planners’ fees, lease concessions, improvement costs or allowances, real estate brokers’ leasing commissions and advertising expenses.

(b)                                 All costs and expenses associated with (i) any lawsuits or disputes with any mortgagee (except as the actions of Tenant may be in issue); (ii) selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Park (or any part thereof); (iii) any lawsuits or disputes between Landlord and its employees, over Landlord’s title to the Building, Lot or Park or any part thereof,  between Landlord and building management, or between Landlord and other tenants, invitees or adjacent property owners.

(c)                                  Costs of correcting defects in the Building or the Building equipment or replacing defective equipment solely to the extent such costs relate to items covered by warranties of manufacturers, suppliers or contractors or are otherwise borne by parties other than Landlord and for which Landlord receives reimbursement.

(d)                                 Costs of installations paid by or constructed for specific tenants or other occupants.

 (e)                               Interest, points, other finance charges and principal payments on mortgages, and other costs of indebtedness, if any.

(f)                                    All amounts which are allocable to, specifically charged to or otherwise paid by any other tenant or other occupant of the Building or the Park, or for items or services which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement.

(g)                                 Any bad debt loss, rent loss or reserves for bad debts or rent loss.

(h)                                 The salary and indirect compensation (including, without limitation, all fringe benefits, workmen’s compensation, insurance premiums and payroll taxes) of any employee above the trade of property manager, and the wages and indirect compensation of any employee to the extent such employee devotes his or her time to property other than the Building.

(i)            Amounts, if any, paid as ground rental by Landlord.

(j)                                     Costs and expenses related to third-party landlord-tenant disputes.

(k)                                  Any cost of any service or items sold or provided to tenants of the Building or Park or other occupants for such service or has been or is entitled to be reimbursed by insurance or otherwise compensated by parties (e.g. easement holders) other than tenants of the Building and for which Landlord receives reimbursement.

(l)                                     The costs of repair, replacement, or restoration work occasioned by any casualty or condemnation above the deductible amount on the insurance policy or condemnation award.

(m)                               Any depreciation allowance or expense, expense reserve and other non-cash items including reserves for Landlord’s repair, replacement or improvement of the Building, Lot, Park or common areas or any portions thereof.

(n)                               The costs of management fees to the extent that they exceed comparable fees in comparable office buildings in other comparable office building projects in the relevant market area and/or to the extent that they exceed comparable fees charged to other tenants in the Building (except that the parties agree that, as of the Commencement Date, a management fee of 5% of collected rents is acceptable, which such rate is being charged on the date hereof and will be reflected in the Base Year Operating Costs as though no free rent or phase in rent applied).

(o)                               Except for management fees, Landlord’s general overhead and any overhead or profit increment to any subsidiary or affiliate of Landlord for services on or to the Building, Common Areas, and/or the Park, to the extent that the cost of such service exceeds competitive costs for such services rendered by persons or entities of similar skill, competence and experience other than a subsidiary or affiliate of Landlord.

(p)                               Any costs or expenses representing any amount paid for services and/or materials to a person, firm, or entity that is personally related to any person associated with Landlord or affiliated with Landlord to the extent such amount exceeds the amount that would have been paid for such service or materials at the then existing market rates in the absence of such relationship.

(q)                               Costs incurred in connection with the presence of any Hazardous Materials in, on, under or about the Premises, Building, Lot or Park, except to the extent caused by the release or emission of the Hazardous Materials in question by Tenant, in which event the provisions of Section 6.1.17 shall control.

(r)                                    The cost of any work or service furnished to any tenant or occupant of the Building to a materially greater extent or in a materially more favorable manner than that furnished generally to the tenants and other occupants of the Building, or the costs of work or services furnished exclusively for the benefit of any tenant or occupant of the Building or at such tenant’s cost.

(s)                                The costs for items and services which any tenant is required to reimburse Landlord or pay third persons.

(t)                                  The costs of repairs or maintenance which are covered by warranties or service contracts and to the extent such maintenance and repairs are made at no cost to Landlord.

(u)                                 The costs of repairs, alterations and general maintenance necessitated by the negligence or willful misconduct of Landlord or its agents, employees, or contractors or invitees.

(v)                               Interest or penalties due to the late payment of taxes, utility bills or other Landlord’s Operating Costs, unless caused by Tenant, in which event Tenant shall be responsible for same.

(w)                               Any other cost or expense which, under generally accepted accounting principles, consistently applied, would not be a normal maintenance or operating expense of the Building, including bad debt expenses and charitable contributions and donations.

(x)                                   The costs and expenses attributable to Landlord’s breach of the following warranty:

                                                As of the Commencement Date, Landlord shall warrant to Tenant that (a) the roof, foundation, footings, slab, structural walls, exterior windows and skylights (including seals), plumbing, fire sprinkler/life safety system, lighting, heating, ventilation and air conditioning systems, electrical systems, and the passenger and freight elevators serving the Premises shall be in good operating condition and repair (except to the extent modified or otherwise impaired by any improvements constructed by Tenant); (b) the Premises, Building and Lot shall be free of all mold, comply with all laws, codes and regulations and free of latent defects in the construction thereof.  Landlord shall promptly correct any non-

                                                compliance with the foregoing warranty, at its sole cost and expense (i.e., not as part of Landlord’s Operating Costs), provided that Tenant shall notify Landlord of such non-compliance not later than one hundred twenty (120) days from and after the Commencement Date.

(y)                                 The costs and expenses associated with any capital improvement, repair or replacement except for Capital Items as permitted by the second full paragraph of this Section 4.2.

(z)                                   Any costs, fines, interest, or penalties incurred due to violations by Landlord of any governmental rule or authority or failure to make any payment when due, except if caused by Tenant hereunder in which event Tenant shall be responsible for such costs.

(aa)                            The cost of any service provided to Tenant or other occupants of the Building or Park for which Landlord is actually reimbursed.

(bb)                          Costs or fees payable to public authorities in connection with any future construction, renovation and/or improvements to the Park (other than the Landlord’s Work or any improvements made to the Premises by or for Tenant).

(cc)                            Organizational expenses associated with the creation, maintenance and operation of the entity which constitutes Landlord.

(dd)                          Any item of Landlord’s Operating Costs which is duplicative of any other item of Landlord’s Operating Costs.

(ee)                            Taxes on Landlord’s income from all sources.

In case of services which are not rendered to all areas of the Building on a comparable basis, the proportion allocable to the Premises shall be the same proportion which the Rentable Floor Area of Tenant’s Premises bears to the total rentable floor area to which such service is so rendered (such latter to be determined in the same manner as the Total Rentable Floor Area of the Building), or shall be re-allocated by Landlord on a reasonable basis taking into consideration such factors as usage of a particular tenant in the Park and/or such other pertinent factors as reasonably determined by Landlord.

Landlord’s Operating Costs shall also include the costs of maintaining and operating the exterior common areas and facilities of the Park that serve the Building and other buildings in the Park in common (subject to the exclusions and limitations set forth above), which shall be allocated by Landlord between the Building and such other buildings in the Park in a consistent, commercially reasonable manner based upon the following:  upon the ratio of the square footage of the Premises to the aggregate square footage of all completed buildings in the Park, as such buildings are completed from time to time (i.e., the Building’s current share of Park-related costs is 68.84% based on the fact that the Park currently contains 278,908 Rentable Square Feet).

“Tenant’s Proportionate Share” shall mean the proportion that the Rentable Floor Area of Tenant’s Premises bears to the Total Rentable Floor Area of the Building (i.e., initially,

28.51%).

“Operating Cost Escalation” shall mean the product of (i) Tenant’s Proportionate Share and (ii) an amount equal to the excess, if any, of:

(a)                                  Landlord’s Operating Costs for the Fiscal Year in question; over

(b)                                 the Base Year Operating Costs (as grossed up in accordance with this Section 4.2).

In calculating both the Base Year Operating Costs and Landlord’s Operating Costs for any Fiscal Year, if the Building not fully occupied during such year, the actual costs of the elements of Landlord’s Operating Costs that vary with occupancy shall be adjusted to the amount of Landlord’s Operating Costs that would have been incurred had the Building been 95% occupied.

If, with respect to any Fiscal Year or fraction thereof during the Term, Tenant is obligated to pay Operating Cost Escalation, then Tenant shall pay, as additional rent, on the first day of each month of ensuing Fiscal Year (until Landlord’s Statement for an ensuing Fiscal Year reflects an adjusted Operating Cost Escalation), “Estimated Monthly Escalation Payments” equal to 1/12th of the annualized Operating Cost Escalation for the immediately preceding Fiscal Year.  Estimated Monthly Escalation Payments for each ensuing Fiscal Year shall be made retroactively from the first day of such Fiscal Year and on account of the payment to be made pursuant to the first sentence of this Section 4.2 for such Fiscal Year, with an appropriate additional payment or refund to be made at the time such payment is due for the previous year.

The term “Fiscal Year” as used in this Article shall mean the period of twelve (12) consecutive months commencing on January 1st and ending on December 31st.

The term “real estate taxes” as used above shall mean all taxes of every kind and nature assessed by any governmental authority on the Lot, the Building and improvements, or both, and in the common areas of the Park (allocated among the Building and other buildings as set forth above), which the Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operation of the Lot, the Building and improvements, or both, and the Park, subject to the following:  there shall be excluded for such taxes all income taxes, excess profits taxes, excise taxes, franchise taxes, gift, estate, succession, inheritance and transfer taxes, provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Lot, Building and improvements, or both, a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “real estate taxes”.

If the total of the monthly payments paid by Tenant with respect to any Fiscal Year exceeds the actual Operating Cost Escalation for such Fiscal Year, then, at Landlord’s option, such excess shall be either (i) credited against the next due payments of Fixed Rent, or (ii) refunded by Landlord to Tenant no later than 120 days after the end of the Fiscal Year in question, unless the Term shall expire on or prior to said 120-day period, in which event Landlord shall refund such excess on the last day of the Term.

Tenant shall have the right, but not the obligation, to contest (or request that Landlord so contest on behalf of all tenants of the Building) in good faith by appropriate proceedings diligently pursued the imposition or amount of any real estate taxes assessed against the Lot or the Building or such personal property taxes payable by it hereunder, including the right on behalf of, and in the name of the Landlord, to seek abatements thereto.  The Landlord shall reasonably cooperate with Tenant, at Tenant’s sole expense, in any such contest or abatement proceedings.  In the event that Tenant determines not to contest such taxes and Landlord desires to file such contest (or Tenant requests that Landlord file such contest), Landlord shall give written notice of that fact to all affected tenants, including Tenant, and shall have the sole right as to such tax bill to contest in good faith by appropriate proceedings diligently pursued the imposition or amount of any real estate taxes assessed against the Lot or the Building or such other taxes payable by Tenant hereunder, including the right to seek abatements thereto.  In such event, the Tenant shall reasonably cooperate with Landlord, at no cost to Tenant, in any such contest or abatement proceedings.  Landlord shall also reasonably cooperate and assist Tenant, at no cost to Landlord, in procuring any applicable tax credits or incentives.

If Landlord shall receive on behalf of the Lot or the Building a rebate or abatement on any tax with respect to which a payment is made by Tenant, then after deducting therefrom any costs reasonably incurred by Landlord in obtaining such rebate or abatement, all of such net rebate or abatement relating to the Lot or the Building shall promptly be returned to Tenant to the extent that such rebate or abatement relates to payment made by the Tenant and not reimbursed by Landlord.  If Tenant shall receive on behalf of the Lot or the Building a rebate or abatement on any tax with respect to which a payment is made by Tenant, then after deducting therefrom any costs reasonably incurred by Tenant in obtaining such rebate or abatement, all of such net rebate or abatement related to the Lot, the Building or to personal property taxes assessed against the Tenant’s property shall be retained by Tenant, as its sole property, to the extent such rebate or abatement relates to a payment made by Tenant and not reimbursed by Landlord.  The remaining portion of such net rebate or abatement shall promptly be returned to Landlord.

In the event that Landlord receives a refund on account of real estate taxes after the expiration of the Term, which refund relates to a Fiscal Year during the Term, the amount of such refund fairly allocable to Tenant shall promptly be refunded to Tenant by Landlord with a reasonably detailed accounting of the payments, abatement and costs, as aforesaid.  All references to real estate taxes “for” a particular Fiscal Year shall be deemed to refer to real estate taxes due and payable during such Fiscal Year without regard to when such impositions are assessed or levied.

All records that the Landlord is required to maintain hereunder shall be maintained by the Landlord for a period of three (3) years following the expiration of the Fiscal Year to which such records relate.  Tenant shall have the right, through its representatives, to examine, copy and audit such records at reasonable times upon not less than thirty (30) days prior written notice to Landlord given within one hundred and eighty (180) days of receipt of Landlord’s Statement.  Such records shall be maintained at Landlord’s Address set forth in Section 1.1, or such other place within the Commonwealth of Massachusetts as Landlord shall designate from time to time for the keeping of such records.  The costs of such audits shall be borne by Tenant; provided, however, that if such audit establishes that the actual Operating Cost Escalation for the Fiscal Year in question is less than the Landlord’s final determination of the Operating Cost Escalation as set forth in the Landlord’s Statement submitted to Tenant by at least five percent (5%), then Landlord shall pay the reasonable cost of such audit.  If, as a result of such audit, it is determined that Tenant must pay additional amounts to Landlord on account of the Operating Cost Escalation, or that Tenant has overpaid Landlord on account of the Operating Cost Escalation, then the undercharged or overpaid party shall promptly reimburse the other party for the payment due.

Notwithstanding anything contained to the contrary in this Lease, the responsibility for the payment of all real estate taxes with respect to the Building and the Park shall be upon the Landlord and the Landlord agrees to pay the same as required by law.  Landlord shall provide Tenant with copies of all tax bills and a computation of Tenant’s pro rata share thereof, and upon Tenant’s request, copies of all tax bills.  In the event that any special assessments are assessed and payable, the allocation of the same to Landlord’s Operating Costs shall be calculated as if such assessments were being paid by Landlord over the longest period of time permitted by applicable law.

Landlord shall have the right from time to time to change the periods of accounting under this Section 4.2 to any annual period other than the Fiscal Year and upon any such change all items referred to in this Section shall be appropriately apportioned.  In all Landlord’s Statements, rendered under this Section, amounts for periods partially within and partially without the accounting periods shall be appropriately apportioned, and any items which are not determinable at the time of a Landlord’s Statement shall be included therein on the basis of Landlord’s estimate, and with respect thereto Landlord shall render promptly after determination a supplemental Landlord’s Statement, and appropriate adjustment shall be made according thereto.   All Landlord’s Statements shall be prepared on an accrual basis of accounting and shall be certified either by a certified public accountant or by an officer of Landlord.

Notwithstanding any other provision of this Section 4.2, if the Term expires or is terminated as of a date other than the last day of a Fiscal Year at the end of the Term, Tenant’s last payment to Landlord under this Section 4.2 shall be made on the basis of Landlord’s best estimate of the items otherwise includable in Landlord’s Statement and shall be made on or before the later of (a) twenty (20) days after Landlord delivers such estimate to Tenant, or (b) the last day of the Term, with an appropriate payment or refund to be made upon submission of Landlord’s Statement.  Without limitation, the obligation of Tenant to pay the Operating Cost Escalation with respect to any Fiscal Year during the Term (or portion thereof) or the Landlord’s obligation to make a refund therefore, as applicable, shall survive the expiration or earlier termination of the Term.

4.3           PAYMENTS

All payments of Fixed Rent and additional rent shall be made to Managing Agent, or to such other person as Landlord may from time to time designate by notice to Tenant.  If any installment of rent, fixed or additional, or on account of leasehold improvements is paid after the due date thereof, at Landlord’s election, it shall bear interest at the rate of the “Prime Rate” then being charged by the major banks in Boston, Massachusetts, plus two percent (2.0%) per annum from such due date, which interest shall be immediately due and payable as further additional rent; provided, however, Landlord hereby acknowledges and agrees that Tenant shall have one (1) grace period of an additional five (5) days after notice per each calendar year of the Term before which such interest shall be charged by Landlord.

ARTICLE 5

LANDLORD’S COVENANTS

5.1           LANDLORD’S COVENANTS DURING THE TERM

Landlord covenants during the Term:

5.1.1        Building Services - To furnish, through Landlord’s employees or independent contractors, the services listed in Exhibit D (which are common services provided to all tenants of the Building).

5.1.2        Additional Building Services - To furnish, through Landlord’s employees or independent contractors, reasonable additional Building operation services upon reasonable advance request of Tenant at reasonable and competitive rates from time to time established by Landlord to be paid by Tenant;

5.1.3        Repairs - Except as otherwise provided in Article 7, except as resulting from Tenant’s negligence or misuse, except as resulting from settling or sagging within standard engineering tolerance (provided that the settling or sagging does not affect the surface or structural integrity of the Building or in any way materially affect the ordinary and customary use of the Premises, or any part thereof by Tenant), Landlord shall maintain the structural integrity of the Building, including but not limited to the roof, exterior walls, and windows and skylights. Landlord shall also be responsible for (i) all exterior maintenance, repairs and replacements necessary to keep in good condition and working order all common areas of the Building and the Park, and the trees, shrubs, plants, landscaping, parking areas, driveways and walkways on the Lot or elsewhere in the Park, including but not limited to, all lighting and other fixtures and equipment serving such parking areas, driveways and walkways, (ii) providing the services to the Building and Premises (including all utilities) and performing the maintenance work set forth in Section 4.2 and Article V hereof, and (iii) performing necessary repairs and replacements to maintain the watertight integrity of the Building, including but not limited to the roof, exterior wall, windows and skylights.  Landlord shall also maintain, repair and replace the HVAC equipment in the Building, such that it shall be in good operation condition throughout the Term, reasonable wear and tear excepted.  Landlord shall make all of such repairs and replacements necessary to maintain the foregoing in good condition and working order and in compliance with all laws and all costs and expenses under this Section 5.1.3 shall be included in Landlord’s Operating Costs pursuant to the provisions of Section 4.2, except as set forth therein to the contrary. All other repairs and maintenance, except as specifically otherwise provided for herein, shall be the responsibility of Tenant.

In the event that Tenant gives notice to Landlord of a condition which Tenant believes requires Landlord’s repairs or a condition which, if left uncorrected, will necessitate Landlord’s repair, then, in accordance with the terms of this Section 5.1.3, Landlord shall respond promptly to investigate such condition, and, if such repairs are Landlord’s obligation hereunder, Landlord shall commence promptly to repair same and to diligently complete said repair.  Tenant agrees during the Term to provide Landlord notice as soon as reasonably possible of any condition known to Tenant which might require, or if left uncorrected will necessitate Landlord’s repair pursuant to this Section 5.1.3. Tenant shall have the right to require, at reasonable times and with reasonable advance notice, a representative of Landlord to inspect the Premises for repairs which may be the responsibility of Landlord;

5.1.4        Quiet Enjoyment - That Landlord has the right to make this Lease and that Tenant, on paying the rent and performing its obligations hereunder, shall peacefully and quietly have, hold and enjoy the Premises throughout the Term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to all the terms and provisions hereof;

5.1.5        Landlord’s Insurance - Beginning with the commencement of Landlord’s Work and thereafter throughout the Term, Landlord shall purchase and keep in force, broad-form commercial general liability insurance, or the equivalent then-customary form providing comparable coverages, written out on an occurrence basis containing provisions adequate to protect the Landlord from and against claims for bodily injury, including death and personal injury and claims for property damage occurring within the Park and/or the Building, such insurance having body injury and property damage combined limits of not less than five million dollars ($5,000,000) per occurrence.  In addition, Landlord shall procure and continue in force during the Term, as the same may be extended hereunder, fire and extended coverage insurance, including vandalism, sprinkler leakage and malicious mischief, upon the Building on a full replacement cost basis, agreed cost value endorsement with agreed values for the Building and tenant improvements initially installed by Landlord, as determined annually by the Landlord’s insurer.  Landlord shall also procure and continue in force during the Term (including without limitation during the Base Year), as the same may be extended hereunder, rental interruption insurance for twelve (12) months.  Copies of certificates of insurance evidencing the foregoing shall be furnished to Tenant, upon Tenant’s reasonable request.  All insurance required of Landlord pursuant to this Section shall be effected under policies issued by insurers or recognized responsibility (which are rated A or A+ by Best’s Rating Service or a comparable rating by an equivalent service).  The coverages required by this Section 5.1.6 may be provided by a single “package policy” or by a combination of “package policy” and umbrella;

5.1.6        Landlord’s Indemnity - Landlord covenants and agrees to defend, with counsel reasonably acceptable to Tenant, save harmless and indemnify Tenant from any liability for  injury, loss, accident or damage to any person or property on the Premises, the Building or the Park, and from any claims, actions, proceedings and reasonable expenses and costs in connection therewith (including, without implied limitation, reasonable counsel fees), to the extent arising from the negligent acts and/or omissions or willful acts of Landlord, its agents, employees, contractors or licensees, not caused by the negligent acts, omissions and/or willful acts of Tenant, its agents, employees, contractors or licensees.  In no event shall Landlord be obligated to indemnify Tenant for any willful or negligent act or omission of Tenant or of any of Tenant’s employees, agents, contractors or licensees.  Notwithstanding anything to the contrary contained in this Lease, in no event shall Landlord be liable to Tenant for any indirect, consequential, special, exemplary, incidental or punitive damages arising from or relating to this Lease. The covenants and indemnifications set forth in this Section 5.1.6 shall survive the expiration or earlier termination of this Lease;

5.1.7        Hazardous Materials - Landlord represents and warrants that, to the best of Landlord’s knowledge having made no independent inquiry as of the date of this Lease (i) there does not exist  any leak, spill, release, discharge, emissions or disposal of Hazardous Materials (as defined in Section 6.1.17 below) on the Lot (including the Building to be located thereon), and (ii) the Premises do not contain any Hazardous Materials, except as may be contained in customary cleaning supplies or in such other supplies (e.g., paint) that are necessary for Landlord to perform its obligations hereunder.  In the event that any such leak, spill, release, discharge, emission or disposal of Hazardous Materials not caused by Tenant, its agents, employees or contractors, shall occur on the Lot or (apart from de minimis amounts of such materials used for cleaning and maintenance purposes or in connection with the operation of loading docks) the Park, Landlord, at no cost to Tenant, shall take any and all actions necessary to bring the Premises, the Park and/or the Building (excluding all portions thereof leased to tenants) into compliance with applicable law and other governmental requirements relating thereto; and

5.1.8        Tenant’s Costs - In case Tenant shall, without any fault on its part, be made party to any litigation commenced by or against Landlord or by or against any parties in possession of the Premises or any part thereof claiming under Landlord, Landlord agrees to reimburse Tenant for all reasonable costs, including without implied limitation, reasonable counsel fees and costs incurred by or imposed upon Tenant in connection with such litigation and to pay all such reasonable costs and fees incurred in connection with the successful enforcement by Tenant of any obligations of Landlord under this Lease.

Except as specifically provided to the contrary in Section 4.2, Landlord shall include in Landlord’s Operating Costs under the provisions of Section 4.2 (and subject to the exclusions and limitations set forth therein) the costs incurred by Landlord in connection with the services and/or repairs set forth in Section 5.1.1, 5.1.2, 5.1.3 and 5.1.5 above, except as otherwise specifically provided in this Lease.

5.2           INTERRUPTIONS

Except as expressly set forth in this Lease, Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from power losses or shortages or from the necessity of Landlord’s entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building or Lot, provided such inconvenience or annoyance is not caused by the willful misconduct or negligence of Landlord or Landlord’s agents, employees or contractors.  In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any service or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided below or in Article 7, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes, actual or constructive, total or partial, eviction from the Premises.

Notwithstanding any language to the contrary, if electricity, heat, air conditioning, water or any other service or utility that Tenant is entitled to receive under this Lease is interrupted, and such interruption renders the Premises (or any portion thereof) untenantable, or any portion thereof is reasonably inaccessible by Tenant, or makes it impracticable for Tenant to conduct its business in the Premises, and such interruption is caused due to Landlord’s failure to perform any of its obligations under Article 5 of this Lease (expressly excluding, however, any interruptions caused by reasons beyond Landlord’s reasonable control, such as, for example, failure to provide utilities due to third party actions [e.g. Town damages lines during performance of work on Cambridge Street]), then if such interruption or cessation shall continue for a period of five (5) consecutive days after notice thereof from Tenant to Landlord that the Premises are untenantable, or reasonably inaccessible, or Tenant cannot conduct its business as a result thereof, then the Fixed Rent shall be proportionately abated for each successive day such interruption or cessation continues to the extent that Tenant’s operations in the Premises are adversely affected by such interruption (other than for reasons of casualty or eminent domain where the provisions of Article VII shall govern).  For purposes of this Section, Landlord and Tenant hereby acknowledge and agree that if the Premises (or portion thereof) is accessible by at least one passenger elevator, then the Premises (or such portion) will not be deemed “reasonably inaccessible” for the purposes hereof.

Landlord reserves the right to stop any service or utility system when necessary by reason of accident or emergency or until necessary repairs have been completed.  Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.  The foregoing rights shall be Tenant’s sole and exclusive remedies for any interruptions described in this Section 5.2.

ARTICLE 6

TENANT’S COVENANTS

6.1           TENANT’S COVENANTS DURING THE TERM

Tenant covenants during the Term and such further time as Tenant occupies any part of the Premises:

6.1.1        Tenant’s Payments - Except during Tenant’s early entry pursuant to Section 3.2 above, to pay when due (a) all Fixed Rent and additional rent, (b)  all taxes which may be imposed on Tenant’s personal property in the Premises (including, without limitation, Tenant’s fixtures and equipment) regardless to whomever assessed, (c) all charges by public utility for telephone and other utility services (including service inspections therefore and the charges as may be imposed pursuant to Exhibit D hereof) rendered to the Premises not otherwise required hereunder to be furnished by Landlord without charge and not consumed in connection with any services required to be furnished by Landlord without charge, and (d) as additional rent, all charges due for Operating Cost Escalations under Section 4.2 (including on account of services rendered by Landlord pursuant to Sections 5.1.1, 5.1.2, 5.1.3 and 5.1.5 hereof);

6.1.2        Repairs and Yielding Up.  Except as otherwise provided in Article 7 and Section 5.1.3, to keep the Premises in as good order, repair and condition as exist on the date the Premises are Ready for Occupancy (excepting only reasonable wear; damage by fire, casualty or act of God; the effect of eminent domain; Hazardous Materials not stored, used, released or disposed of by Tenant, its agents, employees, contractors or invitees; and damage caused by the act or omission of Landlord or its employees, agents, or contractors), and at the expiration or termination of this Lease peaceably to yield up the Premises and all changes and additions therein made by Tenant after the date the Premises are Ready for Occupancy as designated by Landlord pursuant to its right to do so as improvements to be removed on termination in such order, repair and condition, first removing all goods and effects of Tenant and any items, the removal of which is required by Section 3.1 above or specified to be removed at Tenant’s election and which Tenant elects to remove, and repairing all damage caused by such removal and restoring the Premises and leaving them clean and neat; any property not so removed shall be deemed abandoned and may, upon five (5) days’ prior written notice to Tenant,  be removed and disposed of by Landlord, in such manner as Landlord shall determine, and Tenant shall pay Landlord the entire reasonable cost and expense incurred by it by effecting such removal and disposition and in making any incidental repairs and replacements to the Premises for use and occupancy during the period after the expiration of the term; it being agreed that the acceptance of reasonable use and wear shall not apply so as to permit Tenant to keep the Premises in anything less than suitable, tenantable and usable condition, considering the nature of the Premises and the use reasonably made thereof, or in less than good and tenantable repair.  Notwithstanding the foregoing, (a) under no circumstances shall Tenant be obligated to restore the Premises to the condition existing prior to the date on which the Premises are Ready for Occupancy and (b) Tenant shall have the right, exercisable in Tenant’s sole discretion, to remove any personal property the purchase of which was paid for by Tenant or financed by Tenant through Fixed Rent provided Tenant repairs any damage caused by such removal;

6.1.3        Occupancy and Use — Not to use and occupy the Premises for any purpose other than the Permitted Uses; and not to injure or deface the Premises, Building or Lot or Park; and not to permit in the Premises any auction sale, nuisance, or the emission from the Premises of any objectionable noise or odor; nor any use thereof which is, in Landlord’s reasonable judgment, improper or offensive, or contrary to law or ordinances, or invalidates or increases the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building unless Tenant agrees to pay the cost of the increased premiums or required alteration or addition;

6.1.4        Rules and Regulations - To comply with the Rules and Regulations set forth in Exhibit E and all other reasonable Rules and Regulations hereafter made by Landlord (provided such reasonable rules do not materially increase Tenant’s obligations or diminish Tenant’s rights under this Lease), of which Tenant has been given notice, for the care and use of the Building, Lot and Park and their facilities and approaches, it being understood that Landlord shall not be liable to Tenant for the failure of other tenants of the Building or Park to conform to such Rules and Regulations, provided that Landlord enforces such rules against all tenants of the Building in a non-discriminatory fashion;

6.1.5        Compliance with Laws and Safety Appliances - To keep the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority (other than life safety equipment required for the Premises to be Ready for Occupancy as set forth in Section 3.2) because of any particular manner of use made by Tenant other than Tenant’s Permitted Use and to procure all licenses and permits so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Uses.  Tenant shall have the right, upon giving notice to the Landlord, to contest any obligation imposed upon it pursuant to the provisions of this Section 6.1.5, and provided the enforcement of such requirement or law is stayed during such contest and such contest will not subject the Landlord to penalty or jeopardize the title to the Premises or otherwise affect the Premises in any adverse way. Landlord shall cooperate with Tenant in such contest and shall execute any documents reasonably required in the furtherance of such purpose.  Notwithstanding the foregoing, or any other contrary provision set forth in this Lease, Tenant shall not be required to construct or pay the cost of complying with any private restrictions, laws or insurance underwriter’s requirements requiring construction of improvements to the Premises or to any other portion of the Building, common area or the Park, unless such compliance is necessitated solely because of Tenant’s particular and unique use of the Premises or any alterations to the Premises made by or for Tenant;

6.1.6        Assignment and Subletting -Tenant shall have the right, subject to the requirement of obtaining Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed by Landlord, to assign this Lease or sublet the whole or any portion of the Premises, which assignment or sublease shall be only for the Permitted Uses, it being understood that Tenant shall, as additional rent, reimburse Landlord promptly for reasonable legal and other out-of-pocket expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting, not to exceed $1,500.00 per request for consent.  No assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee).  Such consent by Landlord to any of the foregoing in a specific instance (i) shall be reasonable, subject to the provisions hereinafter provided, and (ii) shall be subject to the prior written approval of Landlord’s mortgagee(s) if specifically required under the applicable mortgage(s).  Landlord’s consent shall not be treated as having been withheld unreasonably if, in connection with any such proposed assignment or subletting:  (i) the terms of the proposed assignment or subletting do not prohibit further assignments of the Lease or subletting of the Premises without the written consent of Landlord, the granting of which consent shall be subject to the terms and conditions hereof, and in any event shall not be unreasonably withheld or delayed; and (ii) in connection with an assignment of this Lease, the assignee does not agree directly with Landlord, by written instrument in form reasonably satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder arising from and after the effective date of such assignment, including, without limitation, the covenant against further assignment and subletting without the written consent of Landlord, subject to the terms and conditions of this Section..  No consent to any of the foregoing in a specific instance shall operate as waiver in any subsequent instance.  If an assignment or subletting is proposed to be made and Landlord’s consent is required as hereinabove provided, Tenant shall give Landlord prior notice of such proposal, which such notice shall include the terms of the proposed transaction as well as such information (including creditworthiness information for any proposed assignee or subtenant of all or substantially all of the Premises) as Landlord may reasonably request relative to facts which would bear upon the factors entering into the determination whether Landlord’s approval is to be granted.  Within ten (10) days of Landlord’s receipt of such information, Landlord shall (1) notify Tenant in writing if it refuses to consent to the proposed transaction (which such notice shall explain the reason for such refusal) and (2) provide Tenant with a draft consent form, if required by Landlord for Tenant’s review and comments.  If Landlord fails to deliver such notice within the time set forth above, and such failure continues for an additional five (5) day period after Tenant’s notice to Landlord of such failure, Landlord shall be deemed to have approved the proposed transaction.  Notwithstanding the foregoing, such time period for Landlord’s approval shall be reasonably extended if Landlord’s mortgagee so requests an extension, Landlord hereby agreeing to use diligent efforts to obtain approval as quickly as possible.

Notwithstanding any provision contained in this Lease, no consent of Landlord shall be required for the assignment of this Lease or the subletting of any portion (or the whole) of the Premises (each of which shall be a “Permitted Transfer”), (i) to any person(s) or entity who controls, is controlled by or is under common control with Tenant, (ii) to any entity resulting from the merger, acquisition, consolidation or other reorganization with Tenant, whether or not Tenant is the surviving entity, (iii) to any person or legal entity which acquires all or substantially all of the assets or stock of Tenant (each of the foregoing is hereinafter referred to as a “Tenant Affiliate”); provided that before such transfer shall be effective, (x) the Tenant Affiliate shall assume in writing, in full, the obligations of Tenant under the Lease (in the case of an assignment of the Lease), (y) Landlord shall be given written notice of such transfer and (z) the use of the Premises by the Tenant Affiliate shall be as set forth in Section 1.1 above.  For purposes of this Section, a sale or offering of Tenant securities is a Permitted Transfer and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management, affairs and policies of anyone, whether through the ownership of voting securities, by contract or otherwise.

If this Lease shall be assigned, or if the Premises or any part hereof shall be sublet or occupied by any person other than Tenant, Landlord may, at any time and from time to time, following an uncured, continuing Event of Default, collect rent (or any amounts due to Landlord hereunder) from the assignee, subtenant or occupant and apply the net amount collected to the annual Fixed Rent, additional rent and all other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of the provisions of this Section 6.1.6, or acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance of the terms, covenants and conditions of this Lease on the part of Tenant to be performed.  In such event, after deducting Landlord’s share of the Rent Differential, equitably determined on a monthly basis, if applicable as hereinafter provided, Landlord agrees to remit to Tenant any excess on a month to month basis.

If Landlord’s approval of a sublease or assignment is necessary and Landlord  approves a sublease or assignment, and said sublease or assignment is for a total rental amount which on an annualized basis is greater than the Fixed Rent and additional rent due from Tenant to Landlord under this Lease, the following provisions of this paragraph shall apply (it being agreed that none of the provisions of this paragraph shall apply to any Permitted Transfer, regardless of the size of the space involved).  For any such approved sublease(s) totaling up to twenty five percent (25%) of the Premises in the aggregate, Tenant shall retain all sublease profits, if any.  To the extent any such approved assignment or approved sublease(s) totalling more than twenty five percent (25%) of the Premises in the aggregate, Tenant shall pay to Landlord, forthwith upon Tenant’s receipt of each installment of such excess rent, during the term of any approved sublease or assignment, as additional rent hereunder (in addition to the Fixed Rent and other payments due under this Lease), an amount equal to fifty percent (50%) of the positive excess of (x) all Fixed Rent and additional rent received by Tenant under the sublease or assignment over (y) the Fixed Rent and the additional rent due hereunder for the space in question (the “Rent Differential”), after Tenant has recouped, in full, its reasonable out-of-pocket expenses with respect to such sublease or assignment, including without limitation, reasonable real estate brokerage commissions, reasonable legal fees, reasonable free rent, reasonable marketing costs and the reasonable costs of refurbishment of the Premises for such sublease or assignment, and the unamortized costs of tenant improvements paid for by Tenant.  Further, the parties agree that Landlord shall have the right to recapture the Premises proposed to be sublet and/or assigned for the period of time so proposed, provided that Tenant shall sublease and/or assign more than fifty percent (50%) of the Premises, exercisable by giving Tenant written notice thereof within thirty (30) days after receipt of such request, whereupon this Lease shall terminate as of the date set forth in Landlord’s notice to Tenant unless Tenant notifies Landlord in writing within ten (10) days after receipt of Landlord’s recapture notice that it does not desire to consummate the sublease and/or assignment that entitled Landlord to recapture the Premises in which case the Lease shall remain in full force and effect.  The Rent Differential shall not include the sales or rental proceeds received by Tenant in connection with the sale or lease of its personal property to a proposed transferee.  In the event the sublease is for less than the full Premises hereunder, the rent payable by Tenant shall be proportionately adjusted in determining the excess (but all expenses to be recouped will be deducted) pro rated on a square foot basis.  Anything contained in the foregoing provisions of this section to the contrary notwithstanding, neither Tenant nor any other person having interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or primarily on the net income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession use, occupancy or utilization of any part of the Premises;

6.1.7        Indemnity - To defend, with counsel reasonably acceptable to Landlord, save harmless, and indemnify Landlord  from any liability for injury, loss, accident or damage to any person or property occurring on the Premises, in the Building or the Lot, or elsewhere in the Park, and from any claims, actions, proceedings and expenses and costs in connection therewith (including, without implied limitation, reasonable counsel fees):  (i) to the extent arising from the negligent acts, omissions and/or willful misconduct of Tenant or any of Tenant’s employees, agents, contractors, subtenants, assignees, licensees or invitees, not caused by the negligent acts, omissions and/or willful acts of Landlord, its agents, employees, contractors or invitees or (ii) resulting from the failure of Tenant to perform and discharge its covenants and obligations under this Lease.  In no event shall Tenant be obligated to indemnify Landlord for any willful or negligent act or omission of Landlord or of any of Landlord’s employees, agents, contractors or licensees.  Notwithstanding anything to the contrary contained in this Lease, in no event shall Tenant be liable to Landlord for any indirect, consequential, special, exemplary, incidental or punitive damages arising from or relating to this Lease, except that the damages set forth in Section 6.1.16 for a holdover shall be deemed to be damages that are recoverable by Landlord so long as Landlord shall give Tenant at least thirty (30) days prior written notice before which any such damage may occur (e.g., Landlord loses a lease in place due to Tenant’s holding over), as more particularly set forth in Section 6.1.16 hereof.  The covenants and indemnifications set forth in this Section 6.1.7 shall survive the expiration or earlier termination of this Lease;

6.1.8        Tenant’s Liability Insurance - To maintain public liability insurance in the Premises in amounts which shall, at the beginning of the Term, be at least equal to the limits set forth in Section 1.1 and, not more than two times during the Term, shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located on property similar to the Premises and used for similar purposes and to furnish Landlord (and/or its mortgagees) with the certificates thereof, prior to occupancy hereunder, evidencing such coverage and providing that the insurance indicated therein shall not be cancelled without at least ten (10) days’ prior written notice to Landlord.  Landlord and its mortgagee shall be named as additional insureds on any such policies;

6.1.9        Tenant’s Workmen’s Compensation Insurance - To keep all Tenant’s employees working in the Premises covered by workmen’s compensation insurance in statutory amounts;

6.1.10      Landlord’s Right of Entry — Upon not less than twenty-four (24) hours notice or other reasonable notice and during regular business hours (except in the event of an emergency), to permit Landlord and Landlord’s agents entry for the following purposes: (a) to examine the Premises at reasonable times and, if Landlord shall so elect, to make repairs or replacements; (b) to remove, at Tenant’s expense, any changes, additions, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing; and (c) to show the Premises to prospective tenants during the twelve (12) months preceding expiration of the Term and to prospective purchasers and mortgagees at all reasonable times.  Notwithstanding anything to the contrary contained in this Lease, any entry by Landlord and Landlord’s agents shall not impair Tenant’s operations more than reasonably necessary and shall comply with Tenant’s reasonable security procedures, and Tenant shall have the right to have an employee accompany Landlord and/or its agents at all times that Landlord and/or its agents are present on the Premises;

6.1.11      Loading - Not to place a load upon the Premises exceeding an average rate of fifty (50) pounds of live load per square foot of floor area; and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such a manner and at such times as Landlord reasonably shall in each instance approve; Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other leased space in the Building shall be placed and maintained by Tenant in settings of cork, rubber, spring, or other types of vibration eliminators sufficient to eliminate such vibration or noise;

6.1.12      Landlord’s Costs - In case Landlord shall, without any fault on its part, be made party to any litigation commenced by or against Tenant or by or against any parties in possession of the Premises or any part thereof claiming under Tenant, to pay, as additional rent, all reasonable costs including, without implied limitation, reasonable counsel fees incurred by or imposed upon Landlord in connection with such litigation and as additional rent, also to pay all such costs and fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease;

6.1.13      Tenant’s Property - All the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises or elsewhere in the Building or on the Lot or elsewhere in the Park shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft, or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord except to the extent arising from Landlord negligence or willful misconduct, or that of its agents, employees or contractors, as required by law;

6.1.14      Labor or Materialmen’s Liens - To pay promptly when due the entire cost of any work done on the premises by Tenant, its agents, employees, or independent contractors; not to cause or permit any liens for labor or material performed or furnished in connection therewith to attach to the Premises; and immediately to discharge any such liens which may so attach within twenty (20) days after receipt of written notice of such attachment;

6.1.15      Changes or Additions — Except in connection with the construction of Landlord’s Work hereunder, not to make any material changes or additions to the Premises without Landlord’s prior written consent, which such consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Tenant may, from time to time, at its own cost and expense and without the consent of Landlord, make non-structural alterations, additions or improvements to the Premises that are decorative in nature, so long as they do not affect any of the mechanical, electrical or plumbing systems of the Building (collectively herein called “Permitted Alterations”) whose cost in any one instance is Fifteen Thousand Dollars ($15,000.00) or less, provided that Tenant first notifies Landlord in writing of any such

Alterations.  If Tenant desires to make any alterations costing in excess of Fifteen Thousand Dollars ($15,000.00) in any one instance or any other alteration, including any structural alteration or alteration affecting any of the mechanical, electrical or plumbing systems of the Building (each an “Approval Alteration”; Permitted Alterations and Approval Alterations are collectively referred to herein as “Alterations”), Tenant must first obtain the consent of Landlord thereto, which consent shall not be unreasonably withheld, conditioned or delayed.  If Landlord reasonably concludes that the Approval Alterations involve any construction, alterations or additions requiring unusual expense to readapt the Premises to normal office use on the Term Expiration Date, Landlord shall notify Tenant in writing at the time of approval that such re-adaptation will be required to be made by Tenant prior to such Term Expiration Date without expense to Landlord.  Landlord’s failure to so notify Tenant shall mean that no such re-adaptation shall be required on or before the Term Expiration Date in connection with such Alteration.

To secure Landlord’s consent for an Approval Alteration, Tenant shall submit to Landlord working drawings and specifications prepared by an architect or such other information regarding the Approval Alteration as Landlord may reasonably request (collectively, the “Working Drawings and Specifications”).  Within ten (10) business days following Tenant’s initial submission of the Working Drawings and Specifications, and within five (5) business days for any other submission to Landlord, Landlord shall approve (by signing a copy thereof) or shall disapprove the Working Drawings and Specifications.

Any and all Alterations shall be performed by GCCI at Tenant’s expense, which shall equal the direct cost to GCCI (without fees or general conditions) plus a markup equal to six percent (6%) of such direct costs and shall be on a “competitive bid” and “open book” basis, unless GCCI elects not to so perform the same.  In such event that GCCI elects not to perform the same, Tenant may engage another contractor provided such contractor is reputable, bondable by reputable bonding companies, carries the kind of insurance and in the amounts set forth herein, and will work in harmony with Landlord’s contractors and laborers in the Building and such contractor is reasonably approved by Landlord (each an “Approved Contractor”).  Notwithstanding the foregoing, no such bonding is required for any such work.

Tenant in making any Alterations  shall cause all work to be done in a good and workmanlike manner using all new materials substantially equal to or better than those used in the construction of the Premises and shall comply with or cause compliance with all laws and with any direction given by any public officer pursuant to law and GCCI’s standard consistent with other similarly situated Class A buildings in the area in which the Building is located.  Tenant shall obtain or cause to be obtained and maintain in effect, as necessary, all building permits, licenses, temporary and permanent certificates of occupancy and other governmental approvals which may be required in connection with the making of the alterations, including the Alterations.  Landlord shall cooperate with Tenant in the obtaining thereof and shall execute any documents reasonably required in furtherance of such purpose, provided any such cooperation shall be without expense and/or liability to Landlord, unless Landlord elects to have GCCI perform the same in which event it agrees to cause GCCI to comply with the foregoing provisions, including the obligation of GCCI to use all new materials in connection with any construction hereunder, and other provisions set forth herein applicable to Tenant’s contractor.

At least annually if such Alterations or any other alterations hereunder have occurred during the past calendar year, Tenant shall furnish to Landlord as-built sepias and, if applicable, operating manuals, or, at Landlord’s option and only if Tenant’s computer system is compatible with that of Landlord’s, computer disk specifications compatible with Landlord’s computer system of the work done by Tenant during such past year and copies of all permits issued in connection therewith.

Tenant shall have its contractor procure and maintain in effect during the term of such alterations, including Alterations, reasonably satisfactory insurance coverages with an insurance company or companies authorized to do business in the Commonwealth of Massachusetts, and shall, upon Landlord’s request, furnish Landlord with certificates thereof;

6.1.16      Holdover - To pay to Landlord one hundred seventy five (175%) percent of the Fixed Rent, together with the additional rent, then applicable for each month or portion thereof Tenant shall retain possession of the Premises or any part thereof after the termination of this Lease, whether by lapse of time or otherwise, and also to pay all damages proximately sustained by Landlord on account thereof, except that the holdover rent for the first thirty (30) days shall be at only one hundred fifty (150%) percent of the Fixed Rent, and no damages shall be due except after holdover by Tenant exceeding thirty (30) days and after receipt of at least thirty (30) days’ prior written notice (which such notice may be given prior to the expiration of said period or the Term) notifying Tenant that Landlord has entered into a lease with a new tenant and that damages may be incurred if Tenant continues to holdover.  The provisions of this subsection shall not operate as a waiver by Landlord of any right of re-entry provided in this Lease;

6.1.17      Hazardous Materials - Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any Hazardous Materials onto, in or under the Premises, the Lot or Park, except in accordance with the requirements of applicable laws and regulations.  Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Premises any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after written notice is given to Landlord of the identity of such substances or materials.  Landlord hereby consents to Tenant’s use of ordinary office and cleaning products in amounts reasonably necessary for Tenant’s Permitted Use of the Premises.  Without limitation, “Hazardous Materials” shall include those hazardous materials and substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., the Massachusetts Hazardous Waste Management Act, as amended, M.G.L. c.21C, the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, as amended, M.G.L. c.21E, any applicable local ordinance or bylaw, and the regulations adopted under these acts, (collectively, the “Hazardous Waste Laws”).  If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of any Hazardous Materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord within twenty (20) days after receipt of demand as additional charges if and only if the following conditions are satisfied:  (i) if such requirement applies to the Premises, and

(ii) if an independent, reputable third party engineer employed by Landlord or persons acting under Landlord conclusively determines that such release has been or is likely to have been solely and exclusively caused by Tenant or persons acting under Tenant.  If Tenant receives from any federal, state or local governmental agency any notice of violation or alleged violation of any Hazardous Waste Law, or if Tenant is obligated to give any notice under any Hazardous Waste Law, Tenant agrees to forward to Landlord a copy of any such notice within five (5) business days of Tenant’s receipt or transmittal thereof.  In addition, Tenant shall execute reasonable affidavits, representations and the like from time to time at Landlord’s reasonable request concerning Tenant’s best actual knowledge or belief regarding the presence of Hazardous Materials on the Premises.  In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of hazardous materials on the Premises or elsewhere in the Park occurring while Tenant is in possession if caused by Tenant or persons acting under Tenant.  Landlord retains the right to inspect the Premises at all reasonable times, upon reasonable notice to Tenant, to ensure compliance with this paragraph.  The within covenants shall survive the expiration or earlier termination of the Term;

6.1.18      Tenant’s Authority - Tenant has the power and authority to enter into this Lease and perform the obligations of Tenant hereunder.  This Lease and all other documents executed and delivered by Tenant in connection herewith constitute legal, valid, binding and enforceable obligations of Tenant; and

6.1.19      Confidentiality - This Lease document is a confidential document by and between Landlord and Tenant and Tenant agrees that this Lease shall not be copied and distributed or circulated to any person(s) other than to such parties, and their respective mortgagees, successors or assigns, their legal counsel or their accountants or to any prospective sublessees and assignees or affiliates of Tenant, or to any prospective acquirers, investors, or lenders of Tenant, or to regulatory authorities, or to the directors, shareholders or officers of Tenant, unless required by law or court order, without the prior written consent of Landlord.  All public announcements regarding this Lease prior to Tenant’s occupancy hereunder must be approved by Landlord and Tenant in advance.  Notwithstanding the foregoing, Tenant may, if requested by Tenant’s outside counsel, file a copy of this Lease with the Securities and Exchange Commission and any other regulatory body without attempting to secure any confidential treatment for information in this Lease.

6.1.20.  Signage - Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed so long as Tenant shall have not assigned the Lease or sublet more than fifteen (15%) percent of the Premises in the aggregate (excluding Permitted Transfers), (a) paint, place or replace any signs on the Lot or the Premises or anywhere on the exterior of the Building, or (b) place any curtains, blinds (other than standard vertical blinds), shades, awnings, or flagpoles, or the like, in the Premises or anywhere on or in the Building visible from outside the Building.  Tenant shall pay all expenses involved in the erection of any signage and of obtaining the permits therefor, except as provided in Exhibit D.  Tenant warrants that it shall obtain (and furnish copies thereof to Landlord) all necessary permits and approvals in compliance with local codes and ordinances prior to erecting any such exterior sign(s) and, at Landlord’s request, Tenant shall remove said sign(s) upon the termination of this Lease.

In connection with Tenant’s initial Building signage, Landlord shall use reasonable efforts to obtain, on Tenant’s behalf, all necessary permits and approvals required pursuant to local codes and ordinances for Tenant to place an exterior sign on the Building, the location of which shall be mutually agreed upon by Landlord and Tenant.  Tenant’s signage on the Building shall be non-exclusive and shall at all times be subject to the aforesaid leasing requirement.  Tenant shall reimburse Landlord for the actual out-of-pocket third-party reasonable costs and expenses incurred by Landlord in connection with obtaining said permits and approvals, including reasonable attorneys fees and disbursements.  Tenant agrees to cooperate with Landlord during the permitting process by (i) promptly executing the necessary documentation reasonably requested by Landlord, and (ii) by furnishing the same to Landlord promptly upon Landlord’s request, but in no event later than seven (7) days following Landlord’s request.  Further, the construction and erection of the Building signage for Tenant shall be Tenant’s sole responsibility and at Tenant’s sole cost and expense.  In no event shall such Building exterior signage be part of Landlord’s Work hereunder.

ARTICLE 7

CASUALTY AND TAKING

7.1           CASUALTY AND TAKING

In case during the Term any substantial part of the Premises, or all or any substantial part of the Building, or Lot or any one or more of them, are, in the reasonable, good faith judgment of Landlord’s architect, damaged materially by fire or any other cause, or by action of public or other authority in consequence thereof or are taken by eminent domain or Landlord receives compensable damage by reason of anything lawfully done in pursuance of public or other authority, this Lease shall terminate at Landlord’s or Tenant’s election, which may be made, notwithstanding Landlord’s entire interest may have been divested, by notice given to the other within sixty (60) days after the occurrence of the event giving rise to the election to terminate, which notice shall specify the effective date of termination which shall be not less than thirty (30) nor more than sixty (60) days after the date of notice of such termination.  Landlord shall cause its architect to deliver to Tenant a certification as to such restoration period within forty-five (45) days after the casualty.  For purposes of this Section 7.1, a substantial part of the Building or Lot or material damage to the Premises or Building shall be damage that a will take, using reasonable diligence, more than nine (9) months from the date of such casualty to repair.  If in any such case the Premises are rendered unfit for use and occupation and the Lease is not terminated, Landlord shall promptly commence and diligently prosecute the restoration of the Premises, or in case of taking, what may remain thereof,  into substantially the condition immediately prior to the casualty, subject to applicable law to the extent permitted by the net award of insurance or damages, and a just proportion of the Fixed Rent and additional rent according to the nature and extent of the injury shall be abated until the Premises or such remainder shall have been put by Landlord in such condition; and in case of a taking which permanently reduces the area of the Premises, a just proportion of the Fixed Rent and additional rent shall be abated for the remainder of the Term and an appropriate adjustment shall be made to the Annual Estimated Operating Expenses.  In the event that such restoration is not completed within twelve (12) months after the date of such casualty (as such period may be extended by

Force Majeure Delays [not to exceed an additional thirty (30) days] and/or Tenant Delays), Tenant shall have the right to terminate the Lease by notice to Landlord.

7.2           RESERVATION OF AWARD

Landlord reserves to itself any and all rights to receive awards made for damages to the Premises, Building or Lot and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority.  Tenant hereby releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time reasonably request, hereby irrevocably designating and appointing Landlord as its attorney-in-fact to execute and deliver in Tenant’s name and behalf all such further assignments thereof.  It is agreed and understood, however, that Landlord does not reserve to itself, and Tenant does not assign to Landlord, any damages payable for (i) Tenant’s Property (as defined in Section 7.3(a) below, or (ii) relocation and moving expenses recoverable by Tenant from such authority in a separate action.

7.3           ADDITIONAL CASUALTY PROVISIONS

(a)           Landlord shall not be required to repair or replace any of Tenant’s business machinery, equipment, furniture, personal property or other installations not originally installed by Landlord (collectively, “Tenant’s Property”).

(b)           In the event of any termination of this Lease pursuant to this Article 7, the Term of this Lease shall expire as of the effective termination date as fully and completely as if such date were the date herein originally scheduled as the Term Expiration Date.  Tenant shall have access to the Premises at Tenant’s sole risk for a period of thirty (30) days after the date of termination in order to remove Tenant’s personal property except as prohibited by any applicable governmental agency or official.

(c)           Notwithstanding any language to the contrary contained in this Article 7, if all or any substantial or material part of the Premises and/or the Building or Lot or any part thereof (as hereinabove defined), shall be damaged by fire or other casualty or taken by eminent domain during the last twelve (12) months of the Term of this Lease as the Lease may have theretofore been extended, then either Landlord or Tenant may terminate this Lease effective as of the date of such fire or other casualty or taking upon notice to the other as aforesaid.  Also notwithstanding anything to the contrary contained in this Article 7, Tenant may render any notice of Landlord’s termination null and void by exercising early an option to extend the initial Term or then Extended Term of this Lease for five (5) additional years in accordance with Exhibit F.  In the event of such early exercise, Landlord and Tenant agree to determine the Fixed Rent for the applicable Extended Term at least twelve (12) months prior to the commencement date of the Extended Term in accordance with and in the manner set forth in said Exhibits F and H.

(d)             Notwithstanding anything to the contrary contained in this Lease:  (i) Landlord shall not have the right to terminate this Lease if damage to or destruction of the Premises or the Building, or both, results from a casualty ordinarily covered by insurance required to be carried by

Landlord under this Lease; or (ii) in the event of damage to the Premises which is not required to be covered by insurance, and is not covered by insurance actually carried or required to be carried, Landlord shall not have the right to terminate this Lease (a) if the damage is minor (i.e. taking less than 60 days to repair) or it would cost less than ten percent (10%) of the replacement cost of the Premises, or (b) if Tenant agrees to pay the cost of repair not covered by insurance; or (iii) if the Premises are damaged by any peril and Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease pursuant to its terms, then as soon as reasonably practicable, Landlord shall furnish Tenant with a written opinion of Landlord’s architect or construction consultant as to when the restoration work required of Landlord may be completed.  Tenant shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised by delivery to Landlord of a written notice of election to terminate within thirty (30) days after Tenant receives from Landlord the estimate of the time needed to complete such restoration: (y) the Premises, with reasonable diligence, cannot be fully repaired by Landlord within nine (9) months after the damage or destruction; or (z) if the Premises are damaged by any peril within twelve (12) months of the last day of Term, and cannot be substantially restored within sixty (60) days after the date of such damage.

ARTICLE 8

RIGHTS OF MORTGAGEE

8.1           PRIORITY OF LEASE

Landlord shall have the option to subordinate this Lease to any future mortgagee or deed of trust of the Lot or Building, or both (“the mortgaged premises”), provided that the holder thereof enters into a commercially reasonable agreement with Tenant by the terms of which the holder will agree to recognize the rights of Tenant under this Lease, assume the obligations of Landlord under this Lease and to accept Tenant as tenant of the Premises under the terms and conditions of this Lease in the event of acquisition of title by such holder through foreclosure proceedings or otherwise and Tenant will agree to recognize the holder of such mortgage as Landlord in such event, which agreement shall be made to expressly bind and inure to the benefit of the successors and assigns of Tenant and of the holder and upon anyone purchasing the mortgaged premises at any foreclosure sale.  Any such mortgage to which this Lease shall be subordinated may contain such terms, provisions and conditions as the holder reasonably deems usual or customary.  Further, Landlord agrees, as a condition to the effectiveness of this Lease to obtain a Subordination, Non-Disturbance and Attornment Agreement from its current lender, New England Teamsters and Trucking Industry Pension Fund, substantially in accordance with Exhibit J attached hereto.

8.2           LIMITATION ON MORTGAGEE’S LIABILITY

Upon entry and taking possession of the mortgaged premises for any purpose other than foreclosure, the holder of a mortgage shall have all rights of Landlord, and during the period of such possession, the duty to perform all Landlord’s obligations hereunder.  Except during such period of possession, no such holder shall be liable, either as mortgagee or as holder of a collateral assignment of this Lease, to perform, or be liable in damages for failure to perform any of the obligations of Landlord unless and until such holder shall enter and take possession of the mortgaged premises for the purpose of foreclosing a mortgage.  Upon entry for the purpose of foreclosing a mortgage, such holder shall be liable to perform all of the obligations of Landlord accruing after said entry (including performance of obligations arising prior to said entry but which constitute continuing obligations), provided that a discontinuance of any foreclosure proceeding shall terminate the liability of the holder as Landlord.

8.3           MORTGAGEE’S ELECTION

Intentionally Deleted.

8.4           NO PREPAYMENT OR MODIFICATION, ETC.

No Fixed Rent, additional rent, or any other charge shall be paid more than ten days prior to the due dates thereof, and payments made in violation of this provision shall (except to the extent that such payments are actually received by a mortgagee in possession or in the process of foreclosing its mortgage) be a nullity as against such mortgagee, and Tenant shall be liable for the amount of such payments to such mortgagee.  No assignment of this Lease and no agreement to make or accept any surrender, termination or cancellation of this Lease and no agreement to modify so as to reduce the rent, change the Term, or otherwise materially change the rights of Landlord under this Lease, or to relieve Tenant of any obligations or liability under this Lease, shall be valid as against a mortgagee unless consented to in writing by such Landlord’s mortgagee and only as to mortgagees of record, if any, which consent shall not be unreasonably withheld, conditioned or delayed.

8.5           NO RELEASE OR TERMINATION

No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given written notice of Landlord’s act or failure to act to Landlord’s mortgagees of record, if any, the addresses for whom previously have been provided in writing to Tenant, specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant’s rights, and (ii) such mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a reasonable time thereafter, but nothing contained in this Section 8.5 shall be deemed to impose any obligation on any such mortgagee to correct or cure any such condition.  “Reasonable time” as used above means and includes a reasonable time to obtain possession of the mortgaged premises, if the mortgagee elects to do so, and a reasonable time to correct or cure the condition if such condition is determined to exist.

8.6           CONTINUING OFFER

The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a mortgagee (particularly, without limitation thereby, the covenants and agreements contained in this Article 8) constitute a continuing offer to any person, corporation or other entity, which by accepting or requiring an assignment of this Lease or by entry or foreclosure assumes the obligations herein set forth with respect to such mortgagee, and such mortgagee shall be entitled to enforce such provisions in its own name.  Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may reasonably be deemed necessary to implement the provisions of this Article 8 provided such agreement does not materially increase Tenant’s obligations or diminish Tenant’s rights under this Lease.

8.7           MORTGAGEE’S APPROVAL

Landlord’s obligation to perform its covenants and agreements hereunder is subject to the condition precedent that this Lease be approved by the holder of any mortgage of which the Premises are a part and by the issuer of any commitment to make a mortgage loan which is in effect on the date hereof.  Unless Landlord gives Tenant written notice within fifteen (15) days after the Date of Lease Execution set forth on page 3 of this Lease that such holder or issuer, or both, disapprove this Lease, then this condition shall be deemed to have been satisfied or waived and the provisions of this Section 8.7 shall be of no further force or effect.

8.8           SUBMITTAL OF FINANCIAL STATEMENT

At any time, but not more than annually, during the Term of this Lease, within fifteen (15) days after request therefor by Landlord and, if so requested and provided by Tenant, Landlord’s execution of a commercially reasonable non-disclosure agreement, Tenant shall supply to Landlord and/or Landlord’s mortgagee a current financial statement, which shall include, without limitation, a balance sheet and income statement or such other financial information as may be reasonably required by Landlord (or its mortgagee).  Notwithstanding anything to the contrary contained in this Section, Landlord acknowledges that Tenant is a public company and that for as long a Tenant remains a public company Landlord shall not request Tenant’s financial statements.

ARTICLE 9

DEFAULT

9.1           EVENTS OF DEFAULT

It shall be an “Event of Default” under this Lease, if (i) Tenant fails to pay Fixed Rent or additional rent for more than ten (10) days, after notice thereof specifying such failure and that such failure may be an Event of Default hereunder; (ii) Tenant fails to perform its other non-monetary obligations hereunder for more than thirty (30) days after notice thereof from Landlord, together with such additional time, if any, as is reasonably required to cure the default if the default is of such a nature that it cannot reasonably be cured in thirty (30) days; or (iii) if Tenant makes any assignment for the benefit of creditors, or files a petition under any bankruptcy or insolvency law; or (iv) if such a petition is filed against Tenant and is not dismissed within sixty (60) days; or (v) if a receiver becomes entitled to Tenant’s leasehold hereunder and it is not returned to Tenant within ninety (90) days; or (vi) such leasehold is taken on execution or other process of law in any action against Tenant; Landlord and the agents and servants of Landlord may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter while such default continues and without further notice except as required by applicable law enter into and upon the Premises or any part thereof in the name of the whole and repossess the same as of Landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and upon such entry or mailing as aforesaid, this Lease shall terminate, but Tenant shall remain liable as hereinafter provided.  After the occurrence of an Event of Default as aforesaid, Tenant hereby waives all statutory rights of redemption, if any to the extent such rights may be lawfully waived, and Landlord, without notice to Tenant, may store Tenant’s effects and those of any person claiming through or under Tenant at the expense and risk of Tenant and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

9.2           TENANT’S OBLIGATIONS AFTER TERMINATION

In the event that this Lease is terminated under any of the provisions contained in Section 9.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants as follows:

a)                  If Landlord elects to liquidate its damages by notice to Tenant given within two (2) months after the date of such termination to pay forthwith to Landlord, as compensation, a sum equal to the present value of the total rent reserved for the residue of the Term minus the rental value of the Premises for said residue of the Term.  In calculating the rent reserved, there shall be included, in addition to the Fixed Rent and all additional rent, the value of all other consideration agreed to be paid or performed by Tenant for said residue; and

b)                 as an additional and cumulative obligation, to pay punctually to Landlord all of the sums and perform all of the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated.  In calculating the amounts to be paid by Tenant under this sub clause (b), Tenant shall be credited with: (i) any amount paid to Landlord as compensation as provided in sub clause (a) of this Section 9.2; and (ii) the net proceeds of any rents obtained by Landlord by reletting the Premises, after deducting all of Landlord’s reasonable expenses in connection with such reletting, including, without implied limitation, all repossession costs, brokerage commissions, tenant improvements costs paid or tenant improvement allowances granted, fees for legal services, and any other expenses of reletting the Premises or preparing the Premises for the new tenant or tenants (which reletting costs shall be amortized on a straight-line basis of the term of the new lease and the only portion allocable to the terminated term of this Lease shall be charged to Tenant).

Landlord agrees to use commercially reasonable efforts to relet the Premises following termination provided, however, that Landlord: (x) may relet the Premises or any part or parts thereof for a term or terms which may, at Landlord’s option, be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term, and may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet same; (y) may make such alterations, repairs and decorations in the Premises as Landlord, in its sole judgment, considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing sub clauses (x) and/or (y), or Landlord’s failure to relet or to collect the rent through reletting, shall operate or be construed to release or reduce Tenant’s liability as aforesaid; and (z) shall have no duty to relet the Premises to a prospective tenant who is also interested in leasing other space that Landlord (or its affiliate(s)) then has available in the Park.

So long as at least twelve (12) months of the Term remain unexpired at the time of such termination, in lieu of any other damage of indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 9.2, Landlord may, by written notice to Tenant, at any time given within thirty (30) days after this Lease is terminated under any of the provisions contained in Section 9.1, or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of the Fixed Rent and additional rent accrued under Article IV in the twelve (12) months ended next prior to such termination (or if the Term has not yet commenced, the Fixed Rent and additional rent that would be due for said time period) plus the amount of Fixed Rent and additional rent of any kind accrued and unpaid at the time of termination and less the amount of any recovery by Landlord under the foregoing provisions of this Section 9.2 up to the time of payment of such liquidated damages.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

ARTICLE 10

MISCELLANEOUS

10.1         TITLES

The titles of the Articles are for convenience and are not to be considered in construing this Lease.

10.2         NOTICE OF LEASE

Concurrently with the execution of this Lease, both parties shall execute and deliver, after the Term begins, a short form of this Lease in the form attached hereto as Exhibit G.  If this

Lease is terminated before the Term expires, the parties will execute an instrument acknowledging the date of termination.

10.3         RELOCATION

Intentionally Deleted.

10.4         NOTICES FROM ONE PARTY TO THE OTHER

No notice, approval, consent requested or election required or permitted to be given or made pursuant to this Lease shall be effective unless the same is in writing.  Communications shall be addressed, if to Landlord, at Landlord’s Address, with a copy to Gloria M. Gutierrez, Esq., The Gutierrez Company, One Wall Street, Burlington, MA 01803, or at such other address as may have been specified by prior notice to Tenant and, if to Tenant, at Tenant’s Address, or at such other place as may have been specified by prior notice to Landlord.  Any communication so addressed shall be deemed duly served if mailed by registered or certified mail, return receipt requested, delivered by hand, or by overnight express service by a carrier providing a receipt of delivery.

10.5         BIND AND INURE

The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Landlord named herein and each successive owner of the Premises shall be liable only for the obligations accruing during the period of its ownership, said liability terminating as to future liability upon termination of such ownership and passing to the successor in ownership.  Neither the Landlord named herein nor any successive owner of the Premises whether an individual, trust, a corporation or otherwise shall have any personal liability beyond their equity interest in the Project, and the sales, rental, insurance and condemnation proceeds therefrom.

10.6         NO SURRENDER

The delivery of keys to any employees of Landlord or to Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.

10.7         NO WAIVER, ETC.

The failure of Landlord or of Tenant to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this Lease or, with respect to such failure of Landlord, any of the Rules and Regulations referred to in Section 6.1.4, whether heretofore or hereafter adopted by Landlord, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.  The receipt by Landlord of Fixed Rent or additional rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach by Landlord, unless such waiver be in writing signed by Landlord.  No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

10.8         NO ACCORD AND SATISFACTION

No acceptance by Landlord of a lesser sum than the Fixed Rent and additional rent then due shall be deemed to be other than on account of the earliest installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed as accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

10.9         CUMULATIVE REMEDIES

The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease.  In addition to the other remedies provided in this Lease, Landlord or Tenant shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

10.10       PARTIAL INVALIDITY

If any term of this Lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.

10.11       RIGHT TO CURE

If Tenant shall at any time default, beyond applicable notice and cure periods, in the performance of any obligation under this Lease, Landlord shall have the right, but shall not be obligated, upon five (5) days’ prior notice to Tenant (except in the event of an emergency where at least verbal notice will be given as soon as reasonably possible), to enter upon the Premises and to perform such obligation, notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default.  In performing such obligation, Landlord may make any payment of money or perform any other act.  All sums so paid by Landlord (together with interest at the rate set forth in Section 4.3 hereof), and all necessary incidental costs and expenses in connection with the performance of any such acts by Landlord, shall be deemed to be additional rent under this Lease and shall be payable to Landlord immediately on demand.  Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.  Landlord shall not be deemed to be in default of its obligations unless Landlord fails to perform any covenant, condition or agreement contained in this Lease and fails to cure the nonperformance within a reasonable time under all the circumstances, but not later than thirty (30) days after receiving written notice of the failure, provided, however, that if the nature of Landlord’s failure to perform reasonably requires more than thirty (30) days to cure, then Landlord shall not be deemed in default if Landlord commences to cure such failure within said thirty (30) day period and thereafter diligently and in good faith prosecutes such cure to completion.

10.12       ESTOPPEL CERTIFICATE

Tenant agrees on the Commencement Date, and from time to time thereafter, upon not less than thirty (30) days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing in substantially the form attached hereto as Exhibit B, correcting as appropriate any statements therein.   Landlord agrees on the Commencement Date, and from time to time thereafter, upon not less than thirty (30) days’ prior written request by Tenant, to execute, acknowledge and deliver to Tenant a statement in writing in substantially the form attached hereto as Exhibit B, correcting as appropriate any statements therein.

10.13       WAIVER OF SUBROGATION

Landlord and Tenant mutually agree, with respect to any hazard which is covered by casualty or property insurance then being carried by them, or required to be carried hereunder (whether or not such insurance is then in effect) to release each other from any and all claims with respect to such loss; and they further mutually agree that their respective insurance companies shall have no right of subrogation against the other on account thereof.  If extra premium is payable by either party as a result of this provision, the other party shall reimburse the party paying such premium the amount of such extra premium.

10.14       BROKERAGE

Landlord and Tenant each represent to the other that they have dealt with no real estate brokers, finders, agents or salesmen in connection with this transaction, except Studley, Inc., and Richards, Barry Joyce & Partners, LLC representing Tenant, and Richards, Barry Joyce & Partners, LLC, representing Landlord (“Brokers”).   Each party agrees to hold the other party harmless from and against all claims for brokerage commissions, finder’s fees, or other compensation made by any other agent, broker, salesman or finder as a consequence of said party’s actions or dealings with such agent, broker, salesman, or finder.  Landlord agrees to pay a fee to Tenant’s broker pursuant to a separate agreement.

10.15       COVENANTS INDEPENDENT

Each provision hereof constitutes an independent covenant, enforceable separately from each other covenant hereof.  To the extent any provision hereof or any application of any provision hereof may be declared unenforceable, such provision or application shall not affect any other provision hereof or other application of such provision.  Tenant acknowledges and agrees that Tenant’s obligation to pay Fixed Rent and additional rent is independent of any and all obligations of Landlord hereunder, with the result that Tenant’s sole remedy for any alleged breach by Landlord of its obligation hereunder shall be to commence a judicial proceeding against Landlord seeking specific performance or damages, except as provided in this Lease.

10.16       ACCESS

Subject to the terms and provisions of this Lease and all laws applicable to the Premises, Tenant shall have twenty-four (24) hours, seven (7) days per week, fifty-two (52) weeks per year, access to the Premises.

10.17       ENTIRE AGREEMENT

This instrument contains the entire and only agreement between the parties as to the Premises, and no oral statements or representations or prior written matter not contained in this instrument shall have any force or effect.  This Lease shall not be modified in any way except by a writing subscribed by both parties.

10.18       GOVERNING LAW

This Lease shall be governed by and construed and enforced in accordance with the laws and the Courts of the Commonwealth of Massachusetts.

10.19       ADDITIONAL REPRESENTATIONS

Landlord represents and warrants to Tenant as follows:

(a)                                  that Landlord has the right and authority to enter into this Lease and grant Tenant possession of the Premises and other rights set forth herein, and that the person executing this Lease has the power to sign this Lease and bind Landlord hereto; and

(b)                                 that Landlord is the fee simple owner of the Lot and that Landlord (or its affiliate(s) or an affiliate(s) of The Gutierrez Company) are the fee simple owners of the Park; and

(c)                                  that the Building (including the Landlord’s Work) and the Lot will, upon substantial completion of Landlord’s Work and the Commencement Date hereunder and issuance of all necessary permits and approvals required to be obtained from any and all necessary governmental agencies prior to occupancy of the Premises by Tenant, if necessary, including without limitation, a certificate of occupancy from the Town of Burlington, which allows Tenant to use and occupy the Building as herein provided, comply with all dimensional, use, parking, loading and other zoning requirements of the Town of Burlington, and all applicable building codes and governmental requirements, including, without limitation, all ADA, local and state requirements and regulations promulgated thereunder and other applicable laws and rules governing access to and use of facilities by people with disabilities, including the Massachusetts Architectural Access Board regulations; and

(d)                                 the Building (including the roof in accordance with industry standards and all mechanical and electrical systems), Premises, common areas, and Lot shall be, on the Commencement Date, be in good operating condition and repair, free and clean of debris, and ready for Tenant’s use and occupancy; and

(e)                                  that no other tenants of the Building will be provided within their lease a parking ratio of greater than 3.0 spaces per 1,000 RSF leased throughout the Term (including any extensions hereof), and that parking shall be free of charge throughout the Term (including any extensions thereof); and

(f)                                    that Landlord shall, by the Term Commencement Date, at its cost, repair and/or replace any windows or glazing in the Premises which, as of this date, show water leakage or have failed in other ways, including loose or damaged caulking, “fogged” glazing units or glazing units with failed seals; and

(g)                                 that Landlord has, prior to the date of this Lease, provided Tenant with full and complete copies of any and all reports or information regarding any Hazardous Materials previously located or currently located in, on, under or about the Premises, Building, Lot and Park currently within its possession.

If any of the foregoing representations are untrue or warranties not satisfied as of the Term Commencement Date, Landlord shall promptly correct the same, at its sole cost and expense and not as a Landlord’s Operating Costs following receipt of written notice from Tenant.

ARTICLE 11

SECURITY

     Security in the amount of One Hundred Two Thousand Six Hundred Thirty Dollars ($102,630.00) shall be delivered by Tenant to Landlord promptly following the effectiveness of this Lease which shall occur upon the satisfaction of the conditions set forth in Sections 8.1 and 8.7 above (the “Security”).  Such Security shall be, at Tenant’s option, in the form of (i) cash, or (ii) in substantially the form of the sample Letter of Credit attached hereto as Exhibit I, and shall, if it is in the form of a Letter of Credit, (a) name the Landlord as its beneficiary, (b) expire not less than one (1) year after the issuance thereof, and (c) be drawn on an FDIC-insured financial institution reasonably satisfactory to Landlord.  The Tenant shall have the right exercisable at any time during the Term hereof to replace any cash Security with a Letter of Credit, subject to the provisions of Article 11 hereof.  If the initial term of the Letter of Credit will expire, Tenant shall from time to time, as necessary, renew or replace or amend the original and any subsequent Letter of Credit no fewer than twenty-five banking (25) days prior to the expiry date of the Letter of Credit then held by Landlord, and if Tenant fails to renew or replace or amend said Letter of Credit by not later than twenty-five (25) banking days prior to expiry date, Landlord may draw upon such Letter of Credit and hold the proceeds thereof in an account as Security, without interest until Tenant provides to Landlord a replacement letter of credit complying with the requirements for the original Letter of Credit as set forth above.

     Landlord may, from time to time, without prejudice to any other remedy, use all or a portion of the Security to cure any continuing Event of Default, including any uncured default in connection with any arrearages of Rent, costs incurred by Landlord to repair damage to the Premises caused by Tenant (subject to Section 10.13), and any reasonable costs incurred by Landlord to repair (other than normal wear and tear or damage caused by Landlord, its agents or employees) the Premises upon termination of this Lease.  Following any such application of the Security, Tenant shall, within five (5) business days after receipt of written demand, restore the cash security or letter of credit to its full amount, as applicable.  Tenant shall not have the right to call upon Landlord to apply all or any part of the Security to cure any continuing Event of Default, but such use shall be solely in the discretion of Landlord.  If there is no continuing Event of Default, at the termination of this Lease, after Tenant surrenders the Premises to Landlord in accordance with this Lease and all amounts then due Landlord from Tenant are finally determined and paid by Tenant or through application of the Security, the balance of the Security, either cash or the Letter of Credit, as applicable, shall be returned to Tenant and in any event, within thirty (30) days of expiration of the Term of this Lease and surrender of the Premises.  If Landlord transfers its interest in the Building during the Term, Landlord shall assign the Security to the transferee, Landlord shall notify Tenant of the assignment and thereafter have no further liability for the return of the Security so transferred to the transferee (as successor Landlord).  If the Security is in the form of a Letter of Credit, Landlord shall have no further liability for the return of such Letter of Credit once the assignee has assumed Landlord’s obligations with respect to the return of the Letter of Credit and Landlord has notified Tenant of the assignment. Upon any such delivery, Tenant hereby releases Landlord herein named of any and all liability with respect to the Letter of Credit, its application and return, and Tenant agrees to look solely to such grantee or transferee.  It is further understood that this provision shall also apply to subsequent grantees or transferees.  Upon request by Tenant, Landlord shall provide Tenant with a copy of the assignment and assumption or other written documentation that was entered into to effectuate the transfer of the Letter of Credit.  Landlord shall not be required to segregate the Security from its other accounts or to pay interest thereon, as aforesaid.

In the event the Lease is assigned by Tenant, Tenant’s assignee may provide a replacement Letter of Credit and the original Letter of Credit held by Landlord shall be returned to Tenant, provided that such Letter of Credit shall remain subject to all of the terms and conditions of this Article 11.  Landlord shall deliver the original prior Letter of Credit to the prior tenant simultaneously upon the delivery of the replacement letter of credit by Tenant’s assignee or as soon as possible thereafter.

Remainder of Page Intentionally Left Blank

Signature Page to Follow

EXECUTED as a sealed instrument in two or more counterparts on the day and year first above written.

TENANT:		LANDLORD:

ZORAN CORPORATION,		AUBURN-OXFORD TRUST
a Delaware corporation

By:	/s/ Karl Schneider	By:	/s/ John A. Cataldo
John A. Cataldo,
Duly Authorized Sr. VP, Finance & CFO		as Trustee on behalf of himself and
his co-Trustee, and not individually

EXHIBIT “A”

Plan Showing Tenant’s Space

[SEE ATTACHED]

EXHIBIT "A"

ADD Inc
Wall Street - Floor 3
Test Fit Option 4
LEGEND
ZORAN

EXHIBIT "A"

OTHER TENANT AREA

ADD Inc

Wall Street - Floor 4

Test Fit Option 4

LEGEND

ZORAN

EXHIBIT “B”

ESTOPPEL CERTIFICATE

THIS CERTIFICATE is made to _____________________, (the “Bank”) with respect to a lease between Auburn-Oxford Trust (“Landlord”) and the undersigned, covering a building located at One Wall Street, Burlington, Massachusetts, such lease being dated January ____, 2007 [as amended] (the “Lease”).

The undersigned has been advised that the Bank is about to enter into a transaction whereby the Bank is making a loan secured by the aforesaid real estate and the Lease to the undersigned, and under which the Bank may acquire an ownership interest in such real estate.  In connection with this transaction, the entire interest of the Landlord under the Lease to the undersigned will be assigned to the Bank.  The undersigned acknowledges that the Bank is and will be relying upon the truth, accuracy and completeness of this letter in proceeding with the transaction described above.

The undersigned, for the benefit of the Bank, their successors and assigns, hereby certifies, represents, warrants, agrees and acknowledges that:

1.                                       The Lease is in full force and effect in accordance with its terms without modification or amendment except as noted below and the undersigned is the holder of the Tenant’s interest under the Lease.

2.                                       Except as noted below, the undersigned is in possession of all of the Premises described in the Lease under and pursuant to the Lease and is doing business thereon; and the Premises are completed as required by the Lease.

3.                                       Except as noted below, the undersigned has no claims or offsets with respect to any of its obligations as Tenant under the Lease, and neither the undersigned nor the Landlord is claimed to be in default under the Lease.

4.                                       Except as noted below, the undersigned has not paid any rental or installments thereof in advance of the due date as set forth in the Lease.

5.                                       Except as noted below, the undersigned has no notice of prior assignment, hypothecation or pledge of rents of the Lease or the Landlord’s interest thereunder or of the Tenant’s interest thereunder.

6.                                       The Term of the Lease has commenced and is presently scheduled to expire on ___________.  If there are any rights of extension or renewal under the terms of the Lease, the same have not, as of the date of this estoppel, been exercised.

7.                                       Until such time as the Bank shall become the Landlord, if the undersigned should assert a claim that the Landlord has failed to perform an obligation to the undersigned under the terms of the Lease or otherwise, notice thereof shall promptly be furnished to the Bank at the following address: __________________________; and the undersigned agrees that the undersigned will not exercise any rights which the undersigned might otherwise have on account of any such failure until notice thereof has been given to the Bank, and the Bank has had the same opportunity to cure any such failure as the Landlord may have under the terms of the Lease.

8.                                       Each of the statements set forth in Paragraphs 1 through 7 are true, accurate and complete except as follows (state specifically any exception):

DATED:

ATTEST:	Zoran Corporation,
a Delaware corporation

By:

Name:

Title:

EXHIBIT “C”

PRELIMINARY PLANS AND OUTLINE SPECIFICATIONS

OF LANDLORD’S WORK

(TENANT IMPROVEMENT WORK FOR PREMISES)

See attached Preliminary Plans and the outline specifications set forth below

GWB Partitions

•                  All partitions to be 3 5/8” studs 24” o.c. with 5/8” GWB on each side to 6” above ceiling.

•                  Full height partitions (to deck above) at: Conference Rooms, Training Room, V.P. offices, enclosed labs and computer room/lab with sound insulation.  Walls at corridors, storage rooms (unoccupied areas) do not need full height partitions.

Flooring

•                  General flooring to be carpet tile.  Include an allowance of $35/S.Y. to furnish and install.

•                  Upgrade flooring at V.P. offices, large conference rooms and training room to $40/S.Y. to furnish and install.

•                  VCT flooring (Armstrong Standard Excellon) at enclosed labs, storage rooms, computer room/lab, utility rooms and lunch room.

•                  Include 4” vinyl base at all vertical surfaces

•                  The total allowance for all the flooring and base is $191,000.00.

Wall Treatment

•                  Painted GWB eggshell finish all areas.

•                  Fabric-wrapped panels to be F&I by Tenant.

•                  Include an allowance of $6,000.00 to F&I.  200 S.F. of

wood panels at the lobby/reception.

Ceiling

•                  2x2x5/8 reveal edge ACT Armstrong #704 in a standard “T” grid.   l Manufacturers Standard White finish.

•                  Includes an allowance of $6,000 to F&I 1,500 S.F. of GWB ceilings or/and soffits.

Doors/Frames&Glazing

•                  Entrance doors, frames to be 3’-0” x 8’-4” plain sliced Red Oak Factory finished door in a K.D. hollow metal frame w/heavy duty lever handle lockset, 2 pair bb hinges, door stop and electric strike.

•                  Interior doors and frames to be 3’0”x7’0” plain sliced Red Oak Factory finished door in a K.D. hollow metal frames w/heavy duty latchset, 1 ½ pair hinges and door stop.

•                  Side lights to be 2’x7’ welded hollow metal frame painted with ¼” clear safety glass and vertical blind at all offices, conference rooms and training room.  An allowance of $36,000.00 is included for 48 sidelights.

Millwork

•                  Includes an allowance of $36,000.00 for plastic laminate countertops and base cabinets at mail room, copy room and pantry.  Includes adjustable malamene shelving above counters in the mail and copy rooms and overhead plastic laminate cabinets in the pantry.  Allowance also includes coat closet pole and shelf and adjustable shelving.

Specialties

•                  Includes an allowance of $18,000.00 for recessed ceiling mounted projection screens.

•                  Includes and allowance of $3,000.00 for appliances.

•                  Includes an allowance of $6,000.00 to add card readers to three existing elevators.  Card Readers and wiring by Tenant’s security subcontractor.

•                  Marker Boards will be provided by Tenant’s subcontractor.

•                  Video Conference Infrastructure will be provided by Tenant’s subcontractor.

•                  Card Readers security system to be provided by Tenant’s subcontractor.

•                  Systems Furniture to be provided by Tenant’s subcontractor.

•                  Furniture will be provided by Tenant’s subcontractor.

•                  Voice and Data Equipment and wiring to be provided by Tenant’s subcontractor.

Electrical Lighting

•                  Linear Pendant Indirect-Large Conference Rooms, “A” (VP) Offices.

•                  2x4 and 2x2 Recessed Indirect — Open Office areas. “B” Offices, Pantry Areas, Training Room, Med&Small Conference Rooms.

•                  2x4 Recessed Indirect — Enclosed Labs.

•                  2x4 Recessed Acrylic Lens — Storage, Computer Room.

•                  Dimming Systems for Large Conf&Training Rooms.

•                  Includes and allowance of $100,000.00 for lighting fixtures with lamps and the lighting controls which consist of programmable lighting relay control panels and occupancy sensors.  Also included are cast aluminum L.E.D. exit signs.  This allowance is for the material including sales tax not for the installation.

•                  Specialty lighting for lobby/reception is included in the lighting fixture allowance.

•                  Includes an allowance of $7,500.00 for wiring special purpose LAB receptacles and/or equipment.

•                  Maintained lighting levels shall be in accordance with the Illuminating Engineering Society of North America 9th Edition.

Power

•                  Distribution system panelboards, cables and circuit breakers shall be sized for present loads and future allowance.  Future allowance shall include 20% spare/space for future feeder and branch circuit breakers in all  panelboards.

•                  Unless otherwise specially approved, all new wiring will be concealed.

•                  The minimum wire size for power will be #12 AWG.

•                  Ground fault protection for receptacles will be provided in accordance with National Electric Code requirements.

•                  All interior receptacles shall be commercial grade, white thermoplastic with brushed stainless steel plates.

•                  Provide one single pole 10-amp circuit breaker per 120 gross S.F. for general office loads and miscellaneous power.  One duplex wall receptacle shall be provided for every 500 square feet of open office area.  Each enclosed office and conference rooms shall be provided with three duplex receptacles.

•                  Provide four (4) standard 120 volt duplex wall outlets at each lab.  Provide Eight (8) standard 120 volt duplex wall outlets at the large lab and the computer room.

•                  A single common ground or grounding bus shall be provided for the entire Premises.

•                  Lighting control panels shall be provided for control of open area lighting in lobbies and open office spaces.  System shall be provided with low voltage override switches to control zones for “after hours” use.

•                  Occupancy sensors should be provided for enclosed offices, conference rooms, etc, to achieve compliance with the automatic lighting shutoff requirements of the Massachusetts Energy Code.

•                  Wall mounted occupancy sensor switches will be provided in all full heights offices in conformance with The Massachusetts Energy Code.

•                  All emergency life safety egress lighting in exist corridors will be connected to the existing base building life safety system.

•                  Exit lights and emergency path of egress lighting will be provided in quantities in accordance with applicable codes.

•                  Exit signs will be LED type.

•                  New fire alarm devices shall be provided in compliance with all applicable codes and authorities having jurisdiction.  New devices shall match building standard.

•                  Smoke detectors will be installed in new tel/data rooms and electric rooms and will be connected to remote indicating lights located outside of the rooms.

•                  Telephone/data closets will have plywood backboards and ground bar.

•                  Fire alarm interface shall be provided to unlock all doors during fire alarm notification evacuation if required by code.

•                  Provide tel/data/power floor boxes in each large and Medium Conference Room.

Plumbing

•                  Includes an allowance of $7,000 to provide stainless steel sink at Pantry areas with water connections for ice maker and coffee service.

Mechanical

•                  The HVAC system will be sized to maintain indoor conditions of 75º Fdb at 50% relative humidity during summer conditions and  70º Fdb (no humidity control) under heating conditions.  Use outdoor conditions as published in the 1997 ASHRAE Fundamentals Handbooks, 1% conditions for cooling and dehumidification design and 99.6% conditions for heating design.

•                  Ductwork will be galvanized sheet metal, low and medium pressure, in accordance with SMACNA standards.

•                  Interior partitioned offices shall have at least one temperature zone per 10 offices.

•                  Perimeter partitioned offices shall have at least one temperature zone per 5 offices.

•                  Corner offices shall be provided with their own temperature control zone.

•                  Conference rooms shall be provided with their own temperature control zone, separate exhaust fans and acoustically lined transfer ducts for return air.

•                  Testing and balancing of the system will be performed by a certified contractor.

•                  Includes a Sanyo 36,000 BTU (3 Tons A/C) wall mounted air conditioning unit for the computer room.

•                  Air conditioning for the labs will be provided by the “House” system.

Telecommunications

•                  Provide a plaster ring and pull string for each tel/data outlet.

•                  Provide (2) locations per each office.

•                  Provide a minimum of (1) jack location for any room or work area not noted above.

•                  Provide a minimum of (10) jack locations for each Enclosed Lab.

•                  Provide power/data floor boxes in each Large Conference Room.

•                  Provide (12) power/data floor boxes in Training Room.

•                  Any floor feeds shall be in conduit in the spaces below the tenant’s floor.

•                  Provide plywood backboards in telephone rooms and data closets.

•                  Provide “rings & strings” from recessed wall junction boxes to points above the ceiling for each tel/data outlet, at a minimum one per 500 square feet of open floor area.

•                  Cableways shall be provided to link the main telephone/data room to the building data closets.

EXHIBIT “C-1”

LIST OF LANDLORD’S WORK

(BASE BUILDING)

In addition to the work contemplated by the plans and specifications attached as Exhibit C and to provide additional detail that may not be included in such plans and specifications, Landlord shall perform the following work on or before the Commencement Date at its sole cost and expense and not as a Landlord’s Operating Cost:

•                  Inspect the roof, present evidence to Tenant of current condition, describe all necessary repairs and perform such repairs to the roof in a manner consistent with industry standards for such roofs.

•                  Ensure that all mechanical and electrical systems in the Building are in good working order as of the Commencement Date and present to Tenant records of such systems’ condition and evidence of all maintenance and repairs has been performed.

•                  Perform all work necessary to achieve ADA compliance.

•                  Repair and replace any windows or glazing which show water leakage or have failed in other ways including loose or damaged caulking, “fogged” glazing units or glazing units with failed seals.

•                  Renovate the existing rest rooms on both the 3rd and 4th floors of the Building in accordance with specifications consistent with comparable first class office buildings in the Burlington, Massachusetts market, which will include, at a minimum, upgrading of the floors, walls, ceiling finishes, and lighting of such rest rooms.

•                  Renovate the common lobby and hallway on the 4th floor of the Building, including new carpeting, lighting, wall paint/covering, door finishes and hardware, and ceilings in accordance with specifications consistent with comparable first class office buildings in the Burlington, Massachusetts market.

•                  Refinish/repaint the elevator doors and frames on the 3rd and 4th floors of the Building.

•                  Replace or re-finish window sills in the Premises, as necessary.

•                  Provide new window treatments for the Premises, as necessary.

•                  Exterior landscaping, including pruning and tree removal required to maximize Tenant’s views from the Premises.

EXHIBIT C-2

Additional Work

1.	Computer room systems including supplemental air conditioning (beyond what is included within Landlord’s Work), UPS systems, and gaseous fire suppression equipment.
2.	Network equipment including racks, cable management and server equipment
3.	Audio visual equipment including projectors, motorized screens and speaker systems.
4.	Videoconferencing systems
5.	Enclosed lab supplemental air conditioning
6.	Lobby reception station
7.	Security system and access control devices
8.	Systems furniture
9.	Appliances
10.	Emergency Generator — Subject to the following provision: Subject to the provisions hereinafter provided, Tenant shall have the right, at no additional charge, to place a generator and fuel supply on the Lot, at Tenant’s sole cost and expense. Subject to all applicable law, matters of title and the consent of Landlord and the first floor tenant, not to be unreasonably withheld, conditioned or delayed, Tenant has the right to install the same. The size and location of the installation shall not be unreasonably withheld or delayed by Landlord. All installations shall be in accordance with sound construction practices, and in accordance with applicable law, and in a good and workmanlike manner, and shall not materially interfere with other tenants of the Building or Park or decrease the number of parking spaces on the Lot. The cost of any environmental review of the proposed equipment shall be at Tenant’s expense. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liability or loss arising (except as a result of the negligence or willful misconduct or Landlord, its agents, employees or contractors) from or out of the installation, use or removal of such generator and fuel supply. Upon expiration of the Term, Tenant shall be responsible for the removal of the same and for repairing any damage caused therefrom. This Section shall survive the expiration or earlier termination of this Lease.

Note: Some items may be installed by Tenant’s contractors prior to Commencement Date

EXHIBIT C-3

Zoran Relocation Project Schedule

[SEE ATTACHED]

Preliminary Schedule for Zoran

Burlington Office Park I - 3rd & 4th Floors - 2/7/07

	Task Description	Start Date	Finish Date	Duration
1	Landlord to receive Zoran's "Tenant Plans"	3/19/07		
2	Landlord's comments/approval of "Tenant Plans"	3/19/07	3/23/07	5.00
3	Landlord to prepare Construction Documents	3/19/07	4/18/07	23.00
4	Zoran's comments/approval of Construction Documents	4/18/07	4/24/07	5.00
5	G.C.C.I. receives approved Construction Documents	4/26/07		
6	G.C.C.I. - Bid process and awarding of contracts	4/26/07	5/9/07	10.00
7	G.C.C.I - Apply/receive building permit	4/26/07	5/9/07	10.00
8	G.C.C.I. - Construction of Tenant Fit-up	5/9/07	8/1/07	61.00
9	Zoran - Early Access	7/9/07		
10	G.C.C.I. - Complete Construction	7/31/07		
11	G.C.C.I. - Premises Ready for Occupancy	7/31/07		
12	Zoran Move-in	8/1/07		
13				
14				
15				
16				
17				
18				
19				
20				
21				
22				
23				
24				
25				
26				

Mar 2007
Apr 2007
May 2007
Jun 2007
Jul 2007
Au
26 5 12 19 26 2 9 16 23 30 7 14 21 28 4 11 18 25 2 9 16 23 30 6
19 23
19 18
18 24
26 9
26 9
9 1

Exhibit "C-3"

EXHIBIT “D”

LANDLORD’S SERVICES

I.              CLEANING

A.            Building Lobbies and Common Areas

1.                                       Entrance doors and partition glass to be cleaned nightly.  Wipe down frames and fixtures as needed.

2.                                       Remove entrance mats and clean sand and dirt from pits and floors, clean and replace mats nightly.

3.                                       Floors to be swept and washed nightly.  Maintain a high luster finish following manufacturer’s specifications.

4.                                       Walls to be dusted and spot cleaned as necessary, thoroughly washed twice a year.

5.                                       Empty and wipe clean trash receptacles nightly including exterior smoker’s stations.

6.                                       Dust, with treated cloth, security desks, window sills, directory frames, planters, etc., nightly.

7.             Clean director glass nightly.

8.                                       Vacuum all carpeted areas nightly, treat and spot clean stains, clean fully as needed.

9.                                       Vinyl tile floors to be dry mopped nightly, spot washed with clean water as needed and spray buffed weekly.

10.                                 Sweep all stairwells in building nightly and keep in clean condition, washing same as necessary.

11.                                 Do all high dusting (not reached in nightly cleaning) quarterly, which includes the following:

(a)           Dust all pictures, frames, charts, graphs and similar wall hangings.

(b)                                 Dust exposed piped, ventilation and air conditioning grilles, louvers, ducts and high molding, as needed.

12.                                 Clean and maintain luster on ornamental metal work as needed within arm’s reach.

13.                                 Dust all drapes and blinds as needed.

14.                                 Wash and disinfect drinking fountains using a non-scented disinfectant nightly.  Polish all metal surfaces on the unit nightly.

15.                                 Strip and wax all resilient tile floors yearly.

16.                                 Shampoo all common area carpets at additional contract price at least once per year.

B.                                    Lavatories — Nightly

1.                                       Empty paper towel receptacles, bag and transport waste paper to designated area, disinfect receptacle and add new liner.

2.                                       Empty sanitary napkin disposal receptacles, bag and transport waste, disinfect receptacle and add new liner.

3.                                       Refill toilet tissue, hand towel dispensers, and sanitary napkin dispensers.

4.                                       Scour, wash and disinfect all basins, bowls and urinals using non-scented disinfectants.

5.                                       Wash, disinfect and wipe dry both sides of toilet seat using non-scented disinfectants.

6.                                       Wash and polish all mirrors, counters, faucets, flushometers, bright work and enameled surfaces.

7.                                       Spot clean toilet partitions, doors, door frames, walls, lights and light switches.

8.                                       Remove all cobwebs from walls and ceilings.

9.                                       Sweep and wash all floors, using proper non-scented disinfectants.

10.                                 Add water to floor drains weekly, disinfect monthly.

11.                                 Turn off lights.

C.                                    Elevators — Nightly

1.                                       Thoroughly clean walls.

2.                                       Wipe clean control panels, door frames and mirrors.

3.                                       Vacuum cab and floor door tracks.

4.                                       Vacuum floors, shampoo as needed, wash stone floors.

5.                                       Dust ceilings.

D.                                    General Cleaning (Monday through Friday — Holidays Excluded)

Tenant Areas Nightly — Unless Noted

1.                                       Empty and clean all waste receptacles nightly and remove waste paper and waste materials, including folded paper boxes and cartons, to designated area.  Replace liners as needed.  Check and wash waste baskets if soiled.  Abnormal waste removal (e.g. computer installation paper, bulk packaging, wood or cardboard crates, refuse from cafeteria operation, etc.) shall be Tenant’s responsibility.

2.                                       Weekly hand dust with treated cloth and wipe clean or feather dust[er] all accessible areas on furniture, desks, files, telephones, fixtures and window sills.

3.                                       Clean all table tops and tenant entrance glass.  Spot clean partitions.

4.                                       Spot clean all walls, door frames and light switches.

5.                                       Wipe clean and polish all bright metal work as needed within arm’s reach.

6.                                       All stone, ceramic, tile, marble, terrazzo and other unwaxed flooring to be swept, using approved dust-down preparation.

7.                                       All wood, linoleum, rubber asphalt, vinyl and other similar type of floors to be swept, using approved dust-down preparation and mopped or cleaned with dry system cleaner nightly.

8.                                       Reception areas, halls, high traffic areas to be vacuumed nightly.

9.                                       Offices and cubicles to be spot vacuumed nightly.  Complete vacuum weekly.

10.                                 Spot clean carpet stains.

11.                                Wash and clean all water fountains and coolers nightly.  Sinks and floors adjacent to sinks to be washed nightly.

12.                                 Dust blinds as needed.

13.                                Vinyl tile floors to be dry mopped nightly, spot washed with clean water as needed and spray buffed every two weeks.

14.           Start dishwasher. (To be billed separately by Landlord to Tenant)

15.           Wipe down microwaves. (To be billed separately by Landlord to Tenant)

16.                                Wash whiteboards with whiteboard cleaner supplied by Tenant. (To be billed separately by Landlord to Tenant)

E.                                      Common Showers

1.                                       Wash shower walls and floors nightly, using proper non-scented disinfectants.

2.                                       Clean and disinfect shower curtains weekly.

3.                                       Scrub showers with bleach weekly.

4.                                       Wash tile walls with proper grout cleaning compound as needed.

5.                                       Add water to floor drains weekly, disinfect monthly.

6.                                       Turn off lights.

Note:  Landlord agrees that the aforesaid janitorial/general management services under this Section I shall be provided to all multi-tenant/single tenant floors and the costs (i.e. the initial costs only as such costs can increase over the Term) thereof are included in the Base Year Operating Costs.

II.            HEATING, VENTILATING AND AIR CONDITIONING

1.                                       Heating, ventilation and air conditioning as required to provide reasonably comfortable temperatures for normal business day occupancy (except holidays), Monday through Friday, from 8:00 AM to 6:00 PM, and Saturday from 8:00 AM to 1:00 PM, if so requested by Tenant, by providing at least 24 hours notice.  HVAC services beyond the aforesaid hours of operation can be made available to

                                                Tenant, if so requested by Tenant, by providing at least 24 hours prior written notice and at a cost of $25.00 per hour per unit.

2.                                       Maintenance on any additional or special air conditioning equipment, and the associated operating cost thereof, will be at Tenant’s expense.

III.           WATER

Hot water for lavatory and kitchen purposes and cold water for drinking, kitchen, lavatory and toilet purposes.

IV.           ELEVATORS

Elevators for the use of all tenants and the general public for access to and from all floors of the Building, programming of elevators (including, but not limited to, service elevators), shall be as Landlord from time to time determines best for the Building as a whole.

V.            SECURITY/ACCESS

Twenty-four (24) hour entry to the Building is available to Tenant and Tenant’s employees, after normal Building hours of operation.  Tenant shall have unrestricted access to its Premises at all times, and not just during normal building hours and operation.  All security within the Premises shall be the responsibility of the Tenant and Tenant shall have the right to control its space, including the right to install additional security measures.

VI.           BUILDING HOURS

Normal building hours of operation are Monday through Friday from 8:00 AM to 6:00 PM.  The Building operates on Saturday from 8:00 AM to 1:00 PM, with access to the Building subject to the provisions as outlined in Item V contained herein.  Except for the heating, ventilating and air conditioning system, which operates in accordance with the schedule as described in Item II contained herein, all Building systems, including but not limited to electrical, mechanical, elevator, fire safety and sprinkler, and water, operates 24 hours per day, 7 days per week, subject to repairs, failures and interrupted service beyond Landlord’s control.

VII.                             CAFETERIA, VENDING AND PLUMBING INSTALLATIONS/INTERIOR LAVATORIES AND SHOWERS

1.                                       Except as expressly set forth in this Exhibit, any space to be used primarily for lunchroom or cafeteria operation within the Premises shall be Tenant’s responsibility to keep clean and sanitary.  Cafeteria, vending machines or refreshment service installations by Tenant must be approved by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed.  All maintenance, repairs and additional cleaning necessitated by such installations shall be at Tenant’s expense.

2.                                       Tenant is responsible for the maintenance and repair of plumbing fixtures and related equipment installed in the Premises for its exclusive use (such as in coffee room, cafeteria or employee exercise area within the Premises), except for the Base Building restrooms which Landlord shall maintain on multi-tenant and single tenant floors.

VIII.        SIGNAGE

Tenant shall be entitled to the Building’s standard signage at Tenant’s main entry and on the Building’s lobby directories.  See also Section 6.1.20.

IX.           ELECTRICITY

Tenant shall, in addition to paying Fixed Rent, pay for all electricity consumed in the Premises during the Term pursuant to a Landlord installed electric sub-meter or check meter to measure Tenant’s actual usage consumed within the Premises.  Tenant shall reimburse Landlord for any costs of such electricity (without any mark-up) on a monthly basis, specifically within thirty (30) days upon receipt of Landlord’s invoice therefor.  Common area electricity and Building HVAC electric charges are included in the Landlord’s Operating Costs set forth in Section 4.2 of this Lease.

Tenant’s use of electrical service in the Premises shall not at any time exceed the capacity of any of the electrical conductors or other equipment in or otherwise serving the Premises or the Building standard, as hereinafter provided.  To ensure that such capacity is not exceeded and to avert possible adverse effects upon the Building’s electrical system, Tenant shall not, without at least thirty (30) days prior written notice to and consent of Landlord as set forth in Section 6.1.15 of the Lease in each instance, connect to the Building electric distribution system any fixtures, appliances or equipment which operates on a voltage in excess of 277/480 volts nominal, or make any alteration or addition to the electric system of the Premises.  In the event Tenant shall use (or request that it be allowed to use) electrical service in excess of that reasonably deemed by Landlord to be standard for the Building, Landlord may condition its consent to such service upon such conditions as Landlord reasonably requires (including, but not limited to, the installation of utility service upgrades, sub-meters, air handlers or cooling units), and all such additional usage (except to the extent prohibited by law), installation and maintenance thereof shall be paid for by Tenant, as additional rent, upon Landlord’s demand, so long as no other tenants are receiving excess usage.

It is understood that the electrical generated service to the Premises may be furnished by one or more generators of electrical power and that the cost of electricity may be billed as a single charge or divided into and billed in a variety of categories, such as distribution charges, transmission charges, generation charges, congestion charges, public good charges, and other similar categories, and may also include a fee, commission or other charge by an unaffiliated broker, aggregator or other intermediary for obtaining or arranging the supply of generated electricity.  Landlord shall have the right to select the generator of electricity to the Premises and to purchase generated electricity for the Premises through a broker, aggregator or other intermediary and/or buyers group or other group and to change the generator of electricity and/or manner of purchasing electricity from time to time. Under no circumstances shall Landlord charge Tenant any mark-up on electricity provided to the Premises, Building or Park.

If Landlord successfully undertakes activities for the purpose of reducing Tenant’s operating costs (such as negotiating an agreement with a utility or another energy generator or engaging an energy consultant or undertaking conservation or other energy efficient measures that may require capital expenditures), the reasonable out of pocket costs and expenses associated with such actions shall be included in Landlord’s Operating Costs (subject to the provisions of Section 4.2) [including, but not limited to, brokers’ commissions and legal fees, but excluding capital expenditures, which shall be amortized as set forth in Section 4.2 of the Lease]).

As used herein, the term “generator of electricity” shall mean one or more companies (including, but not limited to, an electric utility, generator, independent or non-regulated company) that provides generated power to the Premises or to the Landlord to be provided to the Premises, as the case may be.

X.            OTHER UTILITIES

Tenant shall be responsible for the payment of all other utilities consumed by Tenant in the Premises, including telephone, cable, and other communications.  Tenant shall pay for such consumption directly to the provider of such utilities.

EXHIBIT E

RULES AND REGULATIONS

1.                                       The entrance, lobbies, passages, corridors, elevators and stairways shall not be encumbered or obstructed by Tenant, Tenant’s agents, servants, employees, licensees, and visitors, or be used by them for any purpose other than for ingress and egress to and from the Premises.  The moving in or out of all safes, freight, furniture, or bulky matter of any description must take place during the hours which Landlord may reasonably determine from time to time.  Landlord reserves the right to inspect all freight and bulky matter to be brought into the Building and to exclude from the Building all freight and bulky matter which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

2.                                       No curtains, blinds, shades, screens, advertisements, or signs, other than those furnished by Landlord, shall be attached to, hung in, or used in connection with any window or door of the Premises without the prior written consent of the Landlord.  Interior signs on doors shall be painted or affixed for Tenant by Landlord or by sign painters first approved by Landlord, at the expense of Tenant, and shall be of a size, color and style reasonably acceptable to Landlord.

3.                                       Tenant shall furnish Landlord with master keys or access devices for any security (door access) system provided and installed by Tenant, so long as the same has been approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.  Tenant shall be allowed to place additional locks or bolts upon doors and windows within the Premises, as long as Tenant provides master keys to Landlord as aforesaid as these additional locks and bolts could prove to be a hindrance to Landlord providing building services, such as cleaning and maintenance.  Tenant must, upon the termination of its tenancy, remove all additional locks and bolts and restore all original door hardware (unless Landlord has approved the installation of such hardware and notified Tenant at the time that Landlord approved the hardware that the hardware need not be removed upon the expiration or earlier termination of the Lease) and provide Landlord all Building keys either furnished to or otherwise procured by Tenant; and in the event of the loss of any keys so furnished, Tenant shall pay to Landlord the reasonable replacement cost thereof.

4.                                       Canvassing, soliciting and peddling in the Building, or on the Lot or in the Park if applicable, are prohibited, and Tenant shall cooperate to prevent the same.

5.                                       Tenant shall comply with all reasonably necessary security measures from time to time established by Landlord for the Building or Park, if applicable.

6.                                       Tenant agrees that there shall be no smoking allowed anywhere in the Premises or Building.

7.                                       No animals, with the exception of “assistance animals” (e.g., seeing eye dogs) shall be brought into the Building by Tenant, Tenant’s agents, servants, employees, invitees, subtenants and assigns.

8.                                       Users of any common fitness room or shower facilities within the Building (if applicable) shall only place a lock on a locker only during the time they are using the fitness, locker room and/or shower facilities.

EXHIBIT “F”

OPTIONS TO EXTEND

The Tenant has the options to extend the Initial Term of this Lease for two (2) successive five (5) year term(s) (each an “Extended Term” or collectively, the “Extended Terms”), the exercise of which shall automatically extend the Term of this Lease without the necessity of additional documentation.  So long as there does not exist any continuing, uncured Event of Default hereunder at such time of exercise, the option to extend the first Extended Term shall be deemed to have been exercised by Tenant’s notification to Landlord that it elects to exercise its option to extend at least twelve (12) months, but not more than eighteen (18) months, prior to the end of the Initial Term hereunder and, as to the second Extended Term, at least twelve (12) months, but not more than eighteen (18) months, prior to the end of the first Extended Term.  The Extended Term(s) shall be upon the same terms and conditions as are set forth in this Lease, including, without limitation, the Tenant’s obligations to pay Operating Cost Escalation as set forth in Section 4.2, except that (i) there shall be no additional option to extend after the termination of the second Extended Term or the failure to exercise the first or second option, as applicable option, whichever shall first occur, (ii) the annual Fixed Rent for the Extended Terms shall be equal to ninety-five percent (95%) of the Market Rent (as defined in and determined in accordance with Exhibit H), and (iii) there shall be no allowances, abatements or initial rental concessions as may have been provided for herein with respect to the Initial Term and (iv) the Base Year Operating Costs for such Extended Term shall be the amount of Landlord’s Operating Costs for the calendar year ending December 31 of the first year of such Extended Term (grossed up to reflected 95% occupancy as set forth in Section 4.2).  Notwithstanding the foregoing, in no event, however, shall the annual Fixed Rent for the first Extended Term be less than the annual Fixed Rent and additional rent payable during the last year of the Initial Term (after taking into account the free rent and other concessions applicable to the Initial Term, which for such purposes shall be amortized on a straight line basis over the Initial Term), and in no event shall the annual Fixed Rent for the second Extended Term be less than the annual Fixed Rent and additional rent payable during the last year of the first Extended Term.

EXHIBIT “G”

NOTICE OF LEASE

In accordance with the provisions of Massachusetts General Laws (Ter. Ed.) Chapter 183, Section 4, as amended, notice is hereby given of a certain lease (hereinafter referred to as the “Lease”) dated as of February __, 2007 by and between Arturo J. Gutierrez and John A. Cataldo, as trustees of Auburn-Oxford Trust, u/d/t dated October 19, 1983, and recorded with the Middlesex South Registry District of the Land Court as Document No. 652932 (hereinafter referred to as “Landlord”) and Zoran Corporation, a Delaware corporation (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

1.                                       The address of the Landlord is c/o The Gutierrez Company, One Wall Street, Burlington, Massachusetts 01803.

2.             The address of the Tenant is  1390 Kifer Road, Sunnyvale, California 94086.

3.             The Lease was executed on February __, 2007.

4.                                       The Term of the Lease is a period of ten (10) years beginning on the Commencement Date determined in accordance with Section 3.2 of the Lease, currently scheduled for August 1, 2007.

5.                                       Subject to the provisions of the Lease, the Tenant has the option to extend the Term of the Lease for two 5-year term pursuant to Exhibit “F” of the Lease.

6.                                       The demised premises is approximately 54,736 square feet within a six-story building containing approximately 192,000 rentable square feet located at One Wall Street, Burlington, Massachusetts 01803 (the “Building”), and the areas of which are the subject of all appurtenant rights and easements set forth in Section 2.1 of the Lease.  Tenant has a right of first refusal on space on floors 4 and 5 of the Building, in accordance with the terms of the Lease.

7.             The lot upon which the Building is located is described in Exhibit “A” attached.

This Notice of Lease has been executed merely to give notice of the Lease, and all of the terms, conditions and covenants of which are incorporated herein by reference.  The parties hereto do not intend this Notice of Lease to modify or amend the terms, conditions and covenants of the Lease which are incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have duly executed this Notice of Lease as of this ___ day of _____________, 2007.

LANDLORD:

AUBURN-OXFORD TRUST

By:
Arturo J. Gutierrez, as trustee
in his capacity as said trustee
and not individually

COMMONWEALTH OF MASSACHUSETTS

MIDDLESEX, SS

On this ____ day of ____________, 2007, before me, the undersigned notary public, personally appeared Arturo J. Gutierrez, as Trustee of Auburn-Oxford Trust, proved to me through satisfactory evidence of identification, which was personal knowledge of the undersigned, to be the person whose name is signed on the preceding or attached document(s), and acknowledged to me that he signed it voluntarily for its stated purpose.

(official seal)

Notary Public

TENANT:

ZORAN CORPORATION

By:

Name:

Title:

STATE OF ________________

County of _________________________

On this _______ day of ______________, 2007, before me, the undersigned notary public, personally appeared ___________________________, the _________________ of Zoran Corporation, proved to me through satisfactory evidence of identification, which was ☐ photographic identification with signature issued by a federal or state governmental agency, ☐ oath or affirmation of a credible witness, ☐ personal knowledge of the undersigned, to be the person whose name is signed on the preceding or attached document(s), and acknowledged to me that he/she signed it voluntarily for its stated purpose.

(official seal)

Notary Public

EXHIBIT “A” TO EXHIBIT “G”

A parcel of land with the buildings and improvements thereon located off of Cambridge Street and Wall Street in Burlington, Middlesex County, Massachusetts, being shown as Lot 15B on the plan entitled “Plan of Land in Burlington, Massachusetts (Middlesex County)” prepared for Auburn-Oxford Trust, Scale 1” = 40’ dated November 23, 1999 by The BSC Group, Inc., which plan is recorded with the Middlesex South Registry of Deeds as Plan No. 20 of 2000.  Portions of said Lot 15B are registered land being Lot 3 and Lot 4 as shown on Land Court Plan 34820A and Lot 5 as shown on Land Court Plan 24820B.

EXHIBIT “H”

MARKET RENT

The market rent for the Premises shall mean the then fair market rent for the Premises for the applicable Extended Term, including annual increases (if any), being charged at the time for renewals similar in kind for similar office/R&D buildings in the area, taking into account the location, age and condition of the buildings, lease term length, inducements (e.g., improvement allowances, rent concessions, etc.), brokerage commissions and all other relevant factors (the “Market Rent”).  Market Rent shall be determined as follows:

(a)                                  The Market Rent shall be proposed by Landlord within fifteen (15) days of receipt of Tenant’s notice that it intends to exercise its option to extend the Term as specified in Exhibit F, which such proposal shall also include market comparables (the “Landlord’s Proposed Market Rent”).  The Landlord’s Proposed Market Rent shall be the Market Rent unless Tenant notifies Landlord, within thirty (30) days of Tenant’s receipt after Landlord’s Proposed Market Rent, that Landlord’s Proposed Market Rent is not satisfactory to Tenant and (a) that Tenant desires to revoke its election to extend the Term pursuant to Exhibit F (whereupon receipt the same shall be treated as if no initial notice had been sent by Tenant pursuant to Exhibit F) or (b) that Tenant elects to continue to have discussions with Landlord and proceed to a binding arbitration pursuant to subparagraph (b) below (“Tenant’s Rejection Notice”).

(b)                                 If Tenant delivers Tenant’s Rejection Notice and the Market Rent is not otherwise agreed upon by Landlord and Tenant within forty-five (45) days after Landlord’s receipt of Tenant’s Rejection Notice, then the Market Rent shall be determined by the following appraisal procedure:

1.                                       Within five (5) days of the expiration of said forty-five (45) day period, Tenant shall give notice to Landlord, which notice shall specify the name and address of the appraiser designated by Tenant (the “Tenant’s Appraisal Notice”).  Landlord shall within five (5) days after receipt of Tenant’s Appraisal Notice, notify Tenant of the name and address of the appraiser designated by Landlord.  Such two appraisers shall, within twenty (20) days after the designation of the second appraiser, make their determinations of the Market Rent in writing and give notice thereof to each other and to Landlord and Tenant.  Such two (2) appraisers shall have twenty (20) days after the receipt of notice of each other’s determination to confer with each other and to attempt to reach agreement as to the determination of the Market Rent.  If such appraisers shall concur in such determination, they shall give notice thereof to Landlord and Tenant and such concurrence shall be final and binding upon Landlord and Tenant.  If such appraisers shall fail to concur as to such determination within said twenty (20) day period, they shall give notice thereof to Landlord and Tenant and shall immediately designate a third appraiser.  If the two appraisers shall fail to agree upon the designation of such third appraiser within five (5) days after said twenty (20) day period, then they or either of them shall give notice of such failure to agree to Landlord and

                                                Tenant and if Landlord and Tenant fail to agree upon the selection of such third appraiser within five (5) days after the appraiser(s) appointed by the parties give notice as aforesaid, then either party on behalf of both may apply to the American Arbitration Association or any successor thereto, or on his or her failure, refusal or inability to act, to a court of competent jurisdiction, for the designation of such third appraiser.

2.                                       All appraisers shall be independent real estate appraisers or consultants who shall have had at least seven (7) years continuous experience in the business of appraising real estate in the suburban Boston area.

3.                                       The third appraiser shall conduct such hearings and investigations as he or she may deem appropriate and shall, within ten (10) days after the date of his or her designation, make an independent determination of the Market Rent.  For purposes of the determination of Market Rent it shall be assumed the Landlord and Tenant are each ready, willing and able to enter into such a lease but are under no compulsion to do so.

4.                                       If none of the determinations of the three appraisers varies from the mean of the determinations of the other appraisers by more than ten percent (10%), the average of the determinations of the three (3) appraisers shall be the Market Rent for the Premises.  If, on the other hand, the determination of any single appraiser varies from the average of the determinations of the other three (3) appraisers by more than ten percent (10%), the average of the determination of the two (2) appraisers whose determinations are closest shall be the Market Rent.

5.                                       The determination of the appraisers, as provided above, shall be conclusive upon the parties and shall have the same force and effect as a judgment made in a court of competent jurisdiction.

6.                                       Each party shall pay fees, costs and expenses of the appraiser selected by it, its own counsel fees, and one-half (1/2) of all other expenses and fees of any such appraisal.

EXHIBIT “I”

FORM OF LETTER OF CREDIT

[subject to Zoran’s bank’s review]

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER:

DATE:                                                                                                                                      DELIVERY BY COURIER SERVICE

BENEFICIARY:	APPLICANT:

AMOUNT:	USD	$	EXPIRY
DATE:
AT OUR COUNTERS IN

LADIES AND GENTLEMEN:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. __________ IN YOUR FAVOR EFFECTIVE IMMEDIATELY, BY ORDER AND FOR THE ACCOUNT OF __________ FOR A SUM OR SUMS NOT EXCEEDING A TOTAL OF ________________________________________________ (USD ________) AVAILABLE BY YOUR DRAFT(S) AT SIGHT DRAWN ON US AND ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

1.                                       THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENTS THERETO, IF ANY.

2.                                       A NOTARIZED STATEMENT FROM [INSERT LANDLORD] AS   FOLLOWS:

“REFERENCE IS HEREBY MADE TO THAT CERTAIN LEASE (THE “LEASE”) DATED _____________, 200_ BETWEEN _________ AND ____________ AS LANDLORD (THE “LANDLORD”).  I HEREBY CERTIFY THAT I AM AN AUTHORIZED REPRESENTATIVE OF LANDLORD OR PERMITTED TRANSFEREE AND FURTHER CERTIFY THAT:

(I)                                    EITHER (A) AN EVENT OF DEFAULT (AS DEFINED IN THE LEASE) HAS OCCURRED AND REMAINS UNCURED BEYOND THE APPLICABLE CURE PERIOD, OR (B)  HAS NOT RENEWED, REPLACED OR AMENDED THE LETTER OF CREDIT BY NOT LATER THAN TWENTY-FIVE (25) BANKING DAYS PRIOR TO THE EXPIRATION THEREOF, IN ACCORDANCE WITH THE REQUIREMENTS OF SECTION _ OF THE LEASE; AND

(II)                                THIS DRAWING IN THE AMOUNT OF USD ___________ (INSERT AMOUNT, NOT TO EXCEED AVAILABLE CREDIT) REPRESENTS FUNDS DUE TO LANDLORD UNDER AND PURSUANT TO THE LEASE.”

THIS LETTER OF CREDIT IS TRANSFERABLE IN ITS ENTIRETY (BUT NOT IN PART) TO ANY PERSON OR ENTITY THAT SUCCEEDS LANDLORD UNDER THE LEASE [AND TO _________________________, AS THE HOLDER OF A FIRST MORTGAGE ON THE PROPERTY TO WHICH THE LEASE RELATES AND TO ANY PERSON OR ENTITY THAT SUCCEEDS _________________________ AS HOLDER OF THE FIRST MORTGAGE ON SUCH PROPERTY.]  TRANSFER OF THIS LETTER OF CREDIT TO SUCH TRANSFEREE SHALL BE EFFECTED ONLY BY PRESENTATION TO THE ISSUING BANK OF THE ORIGINAL OF THIS LETTER OF CREDIT TOGETHER WITH AMENDMENTS, IF ANY, ACCOMPANIED BY A SIGNED AND COMPLETED TRANSFER CERTIFICATE IN THE FORM ATTACHED HERETO AS EXHIBIT “A” AND PAYMENT OF A TRANSFER FEE EQUAL TO _________________________.  UPON SUCH PRESENTATION, THE BANK SHALL FORTHWITH TRANSFER THE LETTER OF CREDIT TO THE DESIGNATED TRANSFEREE, OR IF SO REQUESTED BY SUCH TRANSFEREE, ISSUE A NEW LETTER OF CREDIT TO THE TRANSFEREE IN THE SAME FORM AS THIS LETTER OF CREDIT.  THIS LETTER OF CREDIT MAY NOT BE TRANSFERRED TO ANY PERSON OR ENTITY WITH WHICH U.S. PERSONS ARE PROHIBITED FROM DOING BUSINESS UNDER U.S. FOREIGN ASSETS REGULATIONS OR OTHER APPLICABLE U.S. LAWS AND REGULATIONS.

ADDITIONAL CONDITION:  PARTIAL DRAWINGS ARE ALLOWED.

ALL DOCUMENTS INCLUDING DRAFT(S) MUST INDICATE THE NUMBER AND DATE OF THIS CREDIT.

EACH DRAFT PRESENTED HEREUNDER MUST BE ACCOMPANIED BY THIS ORIGINAL LETTER OF CREDIT FOR OUR ENDORSEMENT THEREON OF THE AMOUNT OF SUCH DRAFT(S).

THE LEASE AGREEMENT MENTIONED ABOVE IS FOR IDENTIFICATION PURPOSES ONLY AND IT IS NOT INTENDED THAT SAID LEASE AGREEMENT BE INCORPORATED HEREIN OR FORM PART OF THIS CREDIT.

DOCUMENTS MUST BE SENT TO US VIA OVERNIGHT COURIER (I.E. FEDERAL EXPRESS, UPS, DHL OR ANY OTHER EXPRESS COURIER) AT OUR ADDRESS:  ________________________________________

ATTENTION: ___________________________.

WE HEREBY ENGAGE WITH DRAWERS AND/OR BONAFIDE HOLDERS THAT DRAFT(S) DRAWN UNDER AND NEGOTIATED IN CONFORMANCE WITH THE TERMS AND CONDITIONS OF THE SUBJECT CREDIT WILL BE DULY HONORED ON PRESENTATION.

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED HEREIN, THIS LETTER OF CREDIT IS SUBJECT TO THE “UNIFORM CUSTOMS AND PRACTICES FOR DOCUMENTARY CREDIT (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 500”.

VERY TRULY YOURS,

AUTHORIZED OFFICIAL

Exhibit “A”

TO:	BANK	DATE:

RE: LETTER OF CREDIT ISSUED BY:

LETTER OF CREDIT NO.
	ATTN:	AVAILABLE AMOUNT

GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

_________________________

(NAME OF TRANSFEREE)

_________________________

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE.  TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE.  ALL AMENDMENTS ARE TO BE ADVISED DIRECT TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECT TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

YOURS VERY TRULY,

(BANK)	SIGNATURE OF
BENEFICIARY

AUTHORIZED SIGNATURE

EXHIBIT “J”

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

This Subordination, Non-Disturbance and Attornment Agreement (the “Agreement”) is dated as of the ___ day of __________, 200__, among New England Teamsters and Trucking Industry Pension Fund, having a place of business at One Wall Street, Burlington, Massachusetts 01803 (“Lender”), and __________________________________________________________, under Declaration of Trust dated ______________________ and recorded with the Middlesex South Registry District of the Land Court as Document No. ___________, having a place of business at c/o The Gutierrez Company, One Wall Street, Burlington, Massachusetts 01803 (“Landlord” or “Borrower”), and Zoran Corporation, a ____________ Corporation, having a place of business at __________________________ (“Tenant”).

RECITALS

A.            Tenant is the tenant under a certain lease (the “Lease”) dated ________ _, 200__ with Landlord, of premises described in the Lease (the “Premises”) located in a certain office building known as ________________ located in Burlington, County of Middlesex, Commonwealth of Massachusetts and more particularly described in Exhibit A attached hereto and made a part hereof (such office building, including the Premises, is hereinafter referred to as the “Property”).

B.            This Agreement is being entered into in connection with a mortgage loan (the “Loan”) made by Lender (or its predecessor in interest) to Landlord, secured by, among other things: (a) a first mortgage, deed of trust or deed to secure debt on and of the Property (the “Mortgage”) recorded with the registry or clerk of the county in which the Property is located; and (b) a first assignment of leases and rents on the Property (as amended, the “Assignment of Leases and Rents”) to be recorded. The Mortgage and the Assignment of Leases and Rents are hereinafter collectively referred to as the “Security Documents”.

C.            Tenant acknowledges that Lender will rely on this Agreement in making the Loan to Landlord.

AGREEMENT

For mutual consideration, including the mutual covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Tenant agrees that the Lease is and shall be subject and subordinate to the lien of the Security Documents and to all present or future advances under the obligations secured thereby and all renewals, amendments, modifications, consolidations, replacements and extensions of the secured obligations and the Security Documents, to the full extent of all amounts secured by the Security Documents from time to time. Said subordination is to have the same force and effect as if the Security Documents and such renewals, modifications, consolidations, replacements and extensions thereof had been executed, acknowledged, delivered and recorded prior to the Lease, any amendments or modifications thereof and any notice thereof.

2.             Lender agrees that, if the Lender exercises any of its rights under the Security Documents, including an entry by Lender pursuant to the Mortgage or a foreclosure of the Mortgage, then (i) Lender shall not disturb Tenant’s right of quiet possession of the Premises (or Tenant’s right to use the appurtenant areas under the Lease) under the terms of the Lease so long as Tenant is not in default beyond any applicable grace period of any term, covenant or condition of the Lease, (ii) Lender shall not join Tenant as a party defendant in any foreclosure proceeding with respect to the Mortgage (unless required by law) and (iii) Lender shall, subject to the terms and provisions of this Agreement (including, without limitation, Section 4 below), recognize Tenant as the tenant under the Lease. In addition, if Lender (or the purchaser at foreclosure) succeeds to Landlord’s interest under the Lease and acquires title to the Premises, then, provided Tenant is not in default under the Lease beyond any applicable grace period set forth in the Lease and subject to the other terms and provisions of this Agreement (including, without limitation, Section 4 below), the Lease shall continue in lull force and effect as a direct lease between Lender (or such purchaser), as landlord, and Tenant, upon the terms and conditions of the Lease, for the balance of the term of the Lease.

3.             Tenant agrees that, in the event of a foreclosure of the Mortgage by Lender or the acceptance of a deed in lieu of foreclosure by Lender or any other succession of Lender to fee ownership, Tenant will attorn to and recognize Lender (or such purchaser) as its landlord under the Lease for the remainder of the term of the Lease (including all extension periods which have been or are hereafter exercised) upon the same terms and conditions as are set forth in the Lease, and Tenant hereby agrees to pay and perform all of the obligations of Tenant pursuant to the Lease thereafter arising.

4.             Tenant agrees that, in the event Lender succeeds to the interest of Landlord under the Lease, Lender shall not be:

(a)                                  liable for any act or omission of any prior Landlord (including, without limitation, the then defaulting Landlord), except as specifically set forth in the last paragraph of this Section 4, or

(b)                                 subject to any defense or offsets which Tenant may have against any prior Landlord (including, without limitation, the then defaulting Landlord), except as specifically set forth in the last paragraph of this Section 4, or

(c)                                  bound by any payment of rent or additional rent which Tenant might have paid for more than one month in advance of the due date under the Lease to any prior Landlord (including, without limitation, the then defaulting Landlord), or

(d)                                 accountable for any monies deposited with any prior Landlord (including security deposits), except to the extent such monies are actually received by Lender, or

(e)                                  bound by any surrender, termination, amendment or modification of the Lease made without the consent of Lender, except as expressly set forth in the Lease.

Nothing contained in Section 4(a) above shall relieve Lender from its obligation to cure any repair or maintenance default under the Lease by any prior landlord under the Lease (including Landlord) which is continuing when Lender succeeds to Landlord’s interest under the Lease and acquires title to the Premises, provided that (i) Lender had written notice of such default in accordance with Section 6 below prior to succeeding to Landlord’s interest under the Lease and acquiring title to the Premises, (ii) Lender had an opportunity to cure such default in accordance with Section 6 below prior to succeeding to Landlord’s interest under the Lease and acquiring title to the Premises, and (iii) Lender’s obligation to cure such default shall be limited solely to performing the repair or maintenance obligation as required pursuant to the terms of the Lease (and in no event shall Lender have any other liability or obligation with respect to such default).

5.             Tenant agrees that, notwithstanding any provision hereof to the contrary, the terms of the Mortgage shall continue to govern with respect to the disposition of any insurance proceeds or eminent domain awards, and any obligations of Landlord to restore the real estate of which the Premises are a part shall, insofar as they apply to Lender, be limited to insurance proceeds or eminent domain awards received by Lender after the deduction of all costs and expenses incurred in obtaining such proceeds or awards.

6.             Tenant hereby agrees to give to Lender copies of all notices of Landlord default(s) under the Lease in the same manner as, and whenever, Tenant shall give any such notice of default to Landlord, and no such notice of default shall be deemed given to Landlord unless and until a copy of such notice shall have been so given to Lender. Lender shall have the right to remedy any Landlord default under the Lease, or to cause any default of Landlord under the Lease to be remedied, and for such purpose Tenant hereby grants Lender such additional period of time as may be reasonable to enable Lender to remedy, or cause to be remedied, any such default in addition to the period given to Landlord for remedying, or causing to be remedied, any such default. Tenant shall accept performance by Lender of any term, covenant, condition or agreement to be performed by Landlord under the Lease with the same force and effect as though performed by Landlord.  No Landlord default under the Lease shall exist or shall be deemed to exist (i) as long as Lender, in good faith, shall have commenced to cure such default within the above referenced time period and shall be prosecuting the same to completion with reasonable diligence, subject to force majeure, or (ii) if possession of the Premises is required in order to cure such default, or if such default is not susceptible of being cured by Lender, as long as Lender, in good faith, shall have notified Tenant that Lender intends to institute proceedings under the Security Documents, and, thereafter, as long as such proceedings shall have been instituted and shall be prosecuted with reasonable diligence. In the event of the termination of the Lease by reason of any default thereunder by Landlord, upon Lender’s written request, given within thirty (30) days after any such termination, Tenant, within fifteen (15) days after receipt of such request, shall execute and deliver to Lender or its designee or nominee a new lease of the Premises for the remainder of the term of the Lease upon all of the terms, covenants and conditions of the Lease. Lender shall have the right, without Tenant’s consent, to foreclose the Mortgage or to accept a deed in lieu of foreclosure of the Mortgage or to exercise any other remedies under the Security Documents.  Lender shall have no obligation to cure any default under the Lease.

7.             Tenant hereby consents to the Assignment of Leases and Rents from Landlord to Lender in connection with the Loan, Tenant acknowledges that the interest of the Landlord under the Lease is to be assigned to Lender solely as security for the purposes specified in said assignments, and Lender shall have no duty, liability or obligation whatsoever under the Lease or any extension or renewal thereof, either by virtue of said assignments or by any subsequent receipt or collection of rents thereunder, unless Lender shall specifically undertake such liability in writing or unless Lender or its designee or nominee becomes, and then only with respect to periods in which Lender or its designee or nominee becomes, the fee owner of the Premises. Tenant agrees that upon receipt of a written notice from Lender of a default by Landlord under the Loan, Tenant will thereafter, if requested by Lender, pay rent to Lender in accordance with the terms of the Lease. By its signature below, Landlord agrees that delivery by Tenant of any amounts to Lender pursuant to the immediately preceding sentence shall satisfy Tenant’s obligations under the Lease with respect to the payment of rent.

8.             The Lease shall not be assigned by Tenant, or terminated (except for an assignment or a termination that is permitted in the Lease without Landlord’s consent) without Lender’s prior written consent in each instance. In addition, Tenant shall not enter into a Material Amendment without Lender’s prior written consent. “Material Amendment” means any amendment or modification of the Lease which (i) amends the term of the Lease, (ii) reduces the rent or additional rent payable under the Lease, (iii) materially increases Landlord’s obligations under the Lease or materially decreases Tenant’s obligations under the Lease, or (iv) otherwise materially amends any other provision of the Lease. Notwithstanding anything contained in this Section 8, Lender’s consent shall not be required pursuant to this Section 8 for any document which simply memorializes and documents the exercise by Tenant of any right or option specifically granted to Tenant in the Lease.

9.             Tenant understands that Lender is relying upon the following estoppel representations, statements and agreements in connection with making and maintaining the Loan. The Tenant hereby represents and certifies to, and agrees with, Lender as set forth below.

(a)                                  The Lease has not been assigned, amended or modified in any way except for the  following:

(b)                                 A true and complete copy of the Lease, including, if any, all amendments and modifications, is attached hereto as Exhibit A.  There are no side letters or other arrangements relating to the Premises or the Property.

(c)                                  The Lease is presently in full force and effect according to its terms and is the valid and binding obligation of Tenant.

(d)                                 To the best of Tenant’s knowledge, Tenant is not in default under the Lease nor to the best of Tenant’s knowledge does any state of facts exist which with the passage of time or the giving of notice, or both, could constitute any such default under the Lease.

(e)                                  All conditions under the Lease to be performed by Landlord including, without limitation, all work, if any, to be performed by Landlord in the Premises or the Property will be satisfied in accordance with the terms of the Lease, and all contributions, if any, required to be paid by Landlord will be paid in accordance with the terms of the Lease.

(f)                                    Tenant will be in possession of the premises on the Term Commencement Date and will be fully obligated to pay and is paying the rent and other charges due under the Lease and is fully obligated to perform and is performing all of the other obligations of Tenant under the Lease, in accordance with the terms of the Lease.

(g)                                 On this date, to the best of Tenant’s knowledge, there are no existing defenses or off-sets which Tenant has against the enforcement of the Lease by Landlord or claims by Tenant against Landlord for any reason (including as a result of any default by Landlord under the Lease).

(h)                                 No rent has been paid more than one (1) month in advance of the due date and no security has been deposited with the Landlord.

(i)                                     The Tenant has no options to extend the Lease, to lease additional space at the Property, or to purchase the Property, and the Tenant has no right of refusal with respect to leasing additional space or with respect to purchasing the Property, except as outlined in the Lease.

(j)                                     There are no actions, whether voluntary or otherwise, pending or threatened against the Tenant, or any guarantor of the Tenant’s obligations under the Lease, pursuant to the bankruptcy or insolvency laws of the United States or any similar state laws.

(k)                                  The interest of the Tenant in the Lease has not been assigned or encumbered, and no part of the Premises has been sublet.

10.           Any notice, election, communication, request or other document or demand required or permitted under this Agreement shall be in writing and shall be deemed delivered on the earlier to occur of (a) receipt or (b) the date of delivery, refusal or nondelivery indicated on the return receipt, if deposited in a United States Postal Service Depository, postage prepaid, sent certified or registered mail, return receipt requested, or if sent via a recognized commercial courier service providing for a receipt, addressed to Tenant or Lender, as the case may be, at the following addresses:

If to Tenant:

with a copy to:

and with a further copy to:

If to Lender:

New England Teamsters and Trucking Industry Pension Fund

One Wall Street

Burlington, Massachusetts 01803

Telephone:            781-345-4400

Facsimile:               781-345-4423

with a copy to:

11.           The term “Lender” as used herein includes any successor or assign of the named Lender herein, including without limitation, any co-lender at the time of making the Loan, any purchaser at a foreclosure sale and any transferee pursuant to a deed in lieu of foreclosure, and their successors and assigns, and the terms “Tenant” and “Landlord” as used herein include any successor and assign of the named Tenant and Landlord herein, respectively; provided, however, that such reference to Tenant’s or Landlord’s successors and assigns shall not be construed as Lender’s consent to any assignment or other transfer by Tenant or Landlord.

12.           If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Agreement, and the other provisions of this Agreement shall remain in full force and effect, and shall be liberally construed in favor of Lender.

13.           Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought.

This Agreement shall be construed in accordance with the laws of the state of in which the Property is located.

The person executing this Agreement on behalf of Tenant is authorized by Tenant to do so and execution hereof is the binding act of Tenant enforceable against Tenant.

[Signature Pages Follow]

Witness the execution hereof under seal as of the date first above written.

LENDER:

NEW ENGLAND TEAMSTERS AND TRUCKING INDUSTRY PENSION FUND

By:
Name:
Title:

Date executed by Lender:

TENANT:

ZORAN CORPORATION, a Delaware corporation

By:
Name:
Title:

Date executed by Lender:

The undersigned Landlord hereby consents to the foregoing Agreement and confirms the facts stated in the foregoing Agreement.

LANDLORD:

AUBURN-OXFORD TRUST

By:
John A. Cataldo, as Trustee on behalf of himself and his co-Trustee and not individually

Date executed by Borrower:

THE COMMONWEALTH OF MASSACHUSETTS

MIDDLESEX, SS

On this      day of                                , 2007, before me, the undersigned notary public, personally appeared _______________________________ of New England Teamsters and Trucking Industry Pension Fund, proved to me through satisfactory evidence of identification, which was ☐ photographic identification with signature issued by a federal or state governmental agency, ☐ oath or affirmation of a credible witness, ☐ personal knowledge of the undersigned, to be the person whose name is signed on the preceding or attached document(s), and acknowledged to me that he signed it voluntarily for its stated purpose.

(official seal)

Notary Public
My Commission Expires:

THE STATE OF ______________

____________, SS

On this ____ day of __________, 2007, before me, the undersigned notary public, personally appeared ________________________________, of Zoran Corporation, proved to me through satisfactory evidence of identification, which was ☐ photographic identification with signature issued by a federal or state governmental agency, ☐ oath or affirmation of a credible witness, ☐ personal knowledge of the undersigned, to be the person whose name is signed on the preceding or attached document(s), and acknowledged to me that he signed it voluntarily for its stated purpose.

(official seal)

Notary Public
My Commission Expires:

THE COMMONWEALTH OF MASSACHUSETTS

MIDDLESEX, SS

On this ____ day of ___________________, 2007, before me, the undersigned notary public, personally appeared John A. Cataldo, as Trustee on behalf of himself and his co-Trustee and not individually, proved to me through satisfactory evidence of identification, which was personal knowledge of the undersigned, to be the person whose name is signed on the preceding or attached document(s), and acknowledged to me that he/she signed it voluntarily for its stated purpose.

(official seal)

Notary Public
My Commission Expires:

EXHIBIT A

Legal Description

A parcel of land with the buildings and improvements thereon located off of Cambridge Street and Wall Street in Burlington, Middlesex County, Massachusetts, being shown as Lot 15B on the plan entitled “Plan of Land in Burlington, Massachusetts (Middlesex County)” prepared for Auburn-Oxford Trust, Scale 1” = 40’ dated November 23, 1999 by The BSC Group, Inc., which plan is recorded with the Middlesex South Registry of Deeds as Plan No. 20 of 2000.  Portions of said Lot 15B are registered land being Lot 3 and Lot 4 as shown on Land Court Plan 34820A and Lot 5 as shown on Land Court Plan 24820B.

EXHIBIT “K”

RIGHT TO TERMINATE

So long as there does not then exist an uncured, continuing Event of Default as defined in Section 9.1 of this Lease, Tenant may, at its sole option, terminate this Lease (the “Termination Option”) effective on the fifth (5th) year anniversary or seventh (7th) year anniversary of the  Commencement Date (the “Early Termination Date”), by delivering notice of its election to terminate the Lease (the “Termination Notice”) to Landlord at least twelve (12) months in advance, and paying on or before the effective date of such Termination Option the applicable “Termination Fee” as set forth below.  If Tenant fails to timely deliver its Termination Notice and pay the Termination Fee, Tenant will be deemed to have waived such Termination Option.  The Termination Fee shall be equal to $2,534,116.35 if Tenant exercises the Termination Option effective on the fifth (5th) year anniversary of the  Commencement Date or $1,608,046.78 if Tenant exercises the Termination Option effective on the seventh (7th) year anniversary of the  Commencement Date.  If Tenant properly exercises its Termination Option in accordance with the foregoing, then this Lease shall automatically terminate as of the Early Termination Date (with the same effect as if such Early Termination Date were the Term Expiration Date set forth in Section 1.1) without the necessity of any additional documentation.

EXHIBIT L

RIGHT OF FIRST REFUSAL

In no event shall Landlord, during the Term hereunder, lease or decide to lease, agree to lease, or accept any offer to lease space that from time to time becomes available during said period on all or any portion of the fourth (4th) and fifth (5th) floors within the Building (each and collectively, the “ROFR Space”), unless Landlord first affords Tenant an opportunity to lease such area in accordance with the provisions of this Exhibit L and only after written notice to Tenant, provided that there does not then exist an uncured, continuing Event of Default under this Lease.  Such notice shall contain Landlord’s summary of the essential terms and conditions of any bonafide, third party written offer received by Landlord (i.e., description of such rentable area, the term and any options to extend or cancel the term, the annual fixed rent amounts, the basic operating cost provisions, and the allowances and other monetary concessions, if any) with respect to such rentable area (such summary shall herein in this Exhibit L be referred to as the “Offer”).  Upon receipt of such notice and the Offer from Landlord, and as aforesaid, provided further that there does not then exist an uncured, continuing Event of Default under this Lease, then Tenant shall have a right to lease any such space on the terms set forth in the Offer (except as hereinafter provided) by giving notice to Landlord to such effect within seven (7) business days after Tenant’s receipt of Landlord’s notice of such Offer.  If such notice is not so timely given by Tenant, then Landlord shall be free to lease the subject space, or portion thereof, to any third party on the terms and conditions contained in the Offer (or such greater price or more favorable lease terms to Landlord or such lower price or less favorable terms to Landlord so long as such less favorable terms are within five percent (5%) of the net effective rent (e.g. taking into account the Rent, free rent, other comparable concessions and TIA, Term) offered to Tenant at any time after the expiration of said five (5) day period).  If Tenant declines to lease the space covered by the Offer and Landlord fails to close the leasing transaction contemplated within the Offer within six months after Tenant’s receipt of the Offer, Landlord shall repeat the process set forth above prior to leasing the space covered by the Offer.  The non-exercise by Tenant of its rights under this Exhibit L as to any one Offer by Landlord shall not be deemed to waive any of Tenant’s rights of first refusal as to the remainder of space that becomes available within the ROFR Space, or as to the rentable area described in the Offer if Landlord determines to substantially modify or substantially amend the terms by more than five percent (5%) of the aforesaid net effective rent offered in such notice and Offer given by Landlord to Tenant hereunder (in which event Tenant’s rights hereunder shall revive and continue with respect to such modified or amended terms) or the space covered by the Offer following expiration of any lease executed with respect to such space.

In the event that Tenant accepts Landlord’s offer to lease such rentable space within the ROFR Space, then Landlord and Tenant hereby agree that they shall enter into a mutually acceptable amendment to this Lease, specifying that such rentable area is a part of the Premises under this Lease and demising said premises to Tenant on the terms of the Offer with respect to such rentable space.  Such amendment shall also contain other appropriate terms and provisions relating to the addition of such rentable space to this Lease or the leasing of such rentable space, as applicable, and as mutually agreed upon by the parties.  The amendment shall be signed by

Tenant within twenty (20) days of receipt of the proposed agreement from the Landlord in the form as hereinabove required, Landlord and Tenant hereby agreeing to use good faith efforts to finalize the form of amendment as quickly as possible and within said twenty day period.  In no event shall the foregoing affect the Tenant’s obligation to lease such space once Tenant provides Landlord with its notice exercising its option hereunder as aforesaid, as the parties hereby agree that Tenant’s notice shall serve as Tenant’s acceptance of Landlord’s offer to lease such space and that the amendment merely serves as confirmation that the parties shall enter into a written amendment to memorialize the previously accepted terms.

Notwithstanding anything to the contrary in this Exhibit L, if Tenant notifies Landlord of its election to lease such rentable space within the ROFR Space and then fails to execute and deliver the required amendment to this Lease once the terms of the amendment have been mutually agreed upon by Landlord and Tenant in accordance with this Exhibit L, and such failure continues for more than five (5) days, then (i)  Tenant shall be deemed to have waived its rights under this Exhibit L, (ii) Tenant’s right of first refusal as to any other rentable space within the ROFR Space hereunder shall terminate and be of no further force and effect.  The recording by the Landlord of an affidavit to such effect shall be conclusive evidence of the termination or waiver of Tenant’s first refusal hereunder.

Notwithstanding any language to the contrary, Tenant’s rights hereunder are subject to Nuance Communications, Inc.’s Right of First Refusal to lease 10,000 square feet on the fifth floor of the Building pursuant to its lease with Landlord dated October 11, 2006.